SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

RUSS BERRIE AND COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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RUSS BERRIE AND COMPANY, INC.

111 Bauer Drive
Oakland, New Jersey 07436

April 9, 2004

Dear Shareholder:

      It is my pleasure, on behalf of your Board of Directors, to extend to you a cordial invitation to attend our Annual Meeting of Shareholders, which will be held this year at the Company’s corporate headquarters, 111 Bauer Drive, Oakland, New Jersey, at 2:00 p.m. on Wednesday, May 5, 2004.

      At the meeting, shareholders will be asked to elect 10 directors and to transact such other business as may properly come before the meeting.

      I look forward to greeting you at the meeting. Whether or not you expect to attend, I urge you to sign and return your proxy card immediately.

Sincerely,

JOSH S. WESTON
Chairman of the Board of Directors

RUSS BERRIE AND COMPANY, INC.

111 Bauer Drive
Oakland, New Jersey 07436

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, May 5, 2004

       The Annual Meeting of Shareholders of Russ Berrie and Company, Inc. (the “Company”) will be held this year at the Company’s corporate headquarters, 111 Bauer Drive, Oakland, New Jersey, on Wednesday, May 5, 2004, at 2:00 p.m. for the following purposes:

1.	To elect 10 directors to serve until the next Annual Meeting of Shareholders and until their successors shall have been elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Only shareholders of record at the close of business on March 15, 2004 are entitled to notice of and to vote at such meeting.

BY ORDER OF THE
BOARD OF DIRECTORS,

ARNOLD S. BLOOM
Secretary

Oakland, New Jersey
April 9, 2004

Please complete, date, sign, and promptly return your proxy card in the enclosed envelope.

ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
AUDIT COMMITTEE REPORT
INDEPENDENT PUBLIC ACCOUNTANTS
AUDIT FEES
AUDIT-RELATED FEES
TAX FEES
ALL OTHER FEES
AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES
SECURITY OWNERSHIP OF MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
SUMMARY COMPENSATION TABLE
2003 OPTION GRANTS
AGGREGATED OPTION EXERCISES IN 2003 AND YEAR-END OPTION VALUES
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
VOTING PROCEDURES
SHAREHOLDER PROPOSALS
APPENDIX A

RUSS BERRIE AND COMPANY, INC.

111 Bauer Drive
Oakland, New Jersey 07436

PROXY STATEMENT

dated April 9, 2004

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Russ Berrie and Company, Inc. (the “Company”) of proxies for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 5, 2004, at 2:00 p.m., at the Company’s corporate headquarters, 111 Bauer Drive, Oakland, New Jersey, and at any adjournments or postponements thereof.

      Shareholders of record at the close of business on March 15, 2004, will be entitled to one vote for each share of common stock of the Company, stated value $.10 per share (“Common Stock”) they then held on all matters to come before the meeting. There were outstanding on that date 20,695,842 shares of Common Stock. The Company has no other class of stock outstanding. The holders of a majority of the shares of Common Stock entitled to vote at the meeting will constitute a quorum.

      An executed proxy may be revoked at any time by written notification to the Secretary of the Company at the Company’s corporate headquarters if such notice is actually received by the Secretary before such proxy is exercised, or by attending and voting at the meeting in person. Proxies in the accompanying form which are properly executed by shareholders, duly returned to the Company and not revoked will be voted in the manner specified. If no specification is indicated, the proxy will be voted as indicated herein. The cost of solicitation will be borne directly by the Company.

      This proxy statement is accompanied by the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (the “10-K”), including financial statements and financial statement schedules, filed with the Securities and Exchange Commission, but excluding exhibits. Exhibits to the 10-K will be provided upon request and payment of the Company’s reasonable expenses in connection therewith. Any such request should be addressed to the Company at 111 Bauer Drive, Oakland, New Jersey 07436, Attention: Chief Financial Officer.

      This Proxy Statement and the form of proxy will be mailed to shareholders on or about April 12, 2004.

ELECTION OF DIRECTORS

      Ten directors are to be elected to hold office until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.* The election of directors requires the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the meeting. It is intended that proxies in the accompanying form which do not withhold the authority to vote for any or all of the nominees will be voted for the election as directors of all of the persons named below. All of the persons named below are currently directors of the Company. Should any nominee become unable or unwilling to serve as a director, the proxies will be voted in favor of the remainder of those named and may be voted for substitute nominees nominated by the Board of Directors in place of those who are not candidates. At this time, the Board of Directors knows of no reason why any nominee might not be a candidate at the meeting. The information concerning the nominees has been furnished by them to the Company.

		Director	Principal Occupation;
Name	Age	Since	Other Public Directorships

Raphael Benaroya[1,2,4]	56	1993	Chairman of the Board, President and Chief Executive Officer, since 1989, of United Retail Group, Inc., which operates a chain of retail specialty stores. Mr. Benaroya is also Managing Director of American Licensing Group, L.P., which specializes in consumer goods’ brand name licensing.
Angelica Berrie[4]	49	1998	Chief Executive Officer of the Company from January 22, 2003 to when Mr. Gatto takes office. Elected Vice Chairman of the Board of the Company effective April 8, 2004. Vice President – Strategic Planning of the Company from July 2000 to January 2003. Director- Product Development of the Company from November 1991 to July 2000.
Carl Epstein[2]	78	2000	Mr. Epstein has held the positions of President of Halston Enterprises, Inc., Danskin, Inc., and B.V.D. Knitwear, Inc., as well as Vice President and General Manager for International Playtex. For the past fourteen years, Mr. Epstein has been retired.
Andrew R. Gatto	57	2004	Mr. Gatto will become President and Chief Executive Officer of the Company upon commencement of his employment with the Company, which is anticipated to occur after the Annual Meeting of Shareholders and prior to June 1, 2004. Mr. Gatto was elected to the Board of the Company on April 9, 2004. From 1997, until joining the Company, Mr. Gatto was Senior Vice President, Product Development, Imports and Strategic Sourcing for Toys “R” Us, a retailer of toys, children’s apparel and baby products.
Ilan Kaufthal[4]	56	1995	Vice Chairman-Investment Banking, since May 2000, of Bear, Stearns & Co. Inc., an investment banking firm. Vice Chairman, from April 1997 to May 2000, of Schroder & Co., Inc. (formerly known as Schroder Wertheim & Co., Inc.), an investment banking firm. Managing Director, from February 1987 to March 1997, of Schroder & Co., Inc. Mr. Kaufthal is also a Director of United Retail Group, Inc. and Cambrex Corporation, a company which manufactures specialty chemicals.

		Director	Principal Occupation;
Name	Age	Since	Other Public Directorships

Charles Klatskin[2]	69	1983	Chairman of the Board and Chief Executive Officer of Binswanger/ Klatskin, a commercial real estate brokerage firm created in February 2001. Chairman of the Board and President, since 1966, of Charles Klatskin Company, Inc., a commercial real estate brokerage and development firm.
Joseph Kling[3]	74	1988	President and Chief Executive Officer of MLJ, Inc., a consulting company, since April 1991.
William A. Landman[1,3]	51	1994	Principal, since 1987, and Chief Investment Officer, since March 1998, of CMS Companies, an investment firm.
Sidney Slauson[1]	94	1978	Mr. Slauson was General Counsel to the Company from 1966 until 1990. From 1990 until June 30, 1995, Mr. Slauson was of counsel to Rosner and Feltman, a law firm which provided legal services to the Company. Mr. Slauson is currently retired.
Josh S. Weston[3,4]	75	1999	Elected Chairman of the Board of the Company effective April 8, 2004 and served as Acting Chairman of the Board since December 26, 2002. Honorary Chairman, since April 1998, of Automatic Data Processing, Inc. (“ADP”), a computerized transaction processing, data communication and information services company. Mr. Weston served as Chairman of the Board of ADP from August 1996 to April 1998. Prior to August 1996, and for more than five years prior thereto, he served as Chairman of the Board and Chief Executive Officer of ADP. Mr. Weston is also a Director of ADP, Gentiva Health Services, Inc., a provider of home health care services and J. Crew Inc., a retail and mail order clothing company.

*	The By-Laws of the Company had been amended to set the number of directors at eleven, to accommodate the election of Mr. Gatto to the Board. Because Mr. Benjamin Sottile, who is currently a director of the Company, is not standing for re-election to the Board of Directors, the By-Laws of the Company have been further amended, effective as of the date of the Annual Meeting of Shareholders, to set the number of the directors of the Company back to ten.

[1]	Member of Compensation Committee of the Board of Directors.
[2]	Member of Nominating/ Governance Committee of the Board of Directors.

[3]	Member of Audit Committee of the Board of Directors.

[4]	Member of the Executive Committee of the Board of Directors.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

      The Board of Directors of the Company held six (6) meetings during 2003. In 2003, no director attended fewer than 75% of the aggregate number of meetings of (i) the Board of Directors and (ii) any committees of which such director was a member. It is the policy of the Company for Board members to attend the Company’s annual meeting. All Board members were present at the Company’s 2003 annual meeting.

      The Board of Directors of the Company maintains, among other committees, a standing audit committee (the “Audit Committee”), compensation committee (the “Compensation Committee”) and nominating/governance committee (the “Nominating/ Governance Committee”). Links to the charters for the audit, compensation and nominating/governance committees can be found on the Company’s website located at www.russberrie.com under “Corporate Governance”.

Audit Committee

      The Audit Committee, established in accordance with Section 3(a)58(A) of the Securities Exchange Act of 1934, as amended, held four (4) meetings during 2003. The Audit Committee consists of Messrs. Weston (Chair), Kling and Landman. The Audit Committee operates under a written charter adopted by the Board of Directors, the current version of which is included as Appendix A to this Proxy Statement. The Audit Committee’s function is to assist the Board of Directors in fulfilling its oversight responsibility by monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the independence, qualifications and performance of the Company’s independent auditors, (4) the performance of the Company’s internal audit function, (5) the investments made by the Company, and (6) any transactions between related parties (including, without limitation, officers, directors and principal shareholders) and the Company, other than normal and usual employment compensation arrangements with the Company. The Board of Directors has affirmatively determined that each member of the Audit Committee is independent (as defined in Section 303A and Sections 303.01(B)(2)(a) and (3) of the listing standards of the New York Stock Exchange and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and Rule 10A-3 promulgated thereunder) and may serve on the Audit Committee. The Board of Directors has affirmatively determined that the Chair of the Audit Committee, Mr. Weston, is an “audit committee financial expert”, as that term is defined in Item 401(h) of Regulation S-K, and is “independent” for purposes of current and recently adopted listing standards of the New York Stock Exchange. The report of the Audit Committee is set forth in this Proxy Statement.

Compensation Committee

      The Compensation Committee, which held five (5) meetings during 2003, consists of Messrs. Benaroya, Landman and Slauson. Each member of the Compensation Committee is independent, as independence for such members is defined in the recently adopted listing standards of the New York Stock Exchange. The Compensation Committee reviews and approves remuneration arrangements for senior management of the Company and recommends to the Board of Directors the compensation of directors, and all incentive compensation and equity based plans. The report of the Compensation Committee is set forth in this Proxy Statement.

Nominating/ Governance Committee

      The Nominating/ Governance Committee, formerly the Nominating Committee, which held one (1) meeting in 2003, consisted of Messrs. Klatskin, Epstein, Benaroya, and Sottile,* during 2003. Each member of the Nominating/ Governance Committee is independent, as independence for such members is defined in the recently adopted listing standards of the New York Stock Exchange. The Nominating/ Governance Committee operates under a written charter adopted by the Board of Directors, the current version of which is available on the Company’s website located at http://www.russberrie.com/pdf/corpGov/nominatingGov.pdf. The Nominating/ Governance Committee develops corporate governance principles applicable to the Company and oversees the evaluation of the Board of Directors and the management of the Company. In addition, the Nominating/ Governance Committee identifies and recommends to the Board of Directors individuals who are qualified, consistent with criteria approved by the Board, to be selected as nominees for election as a director of the Company, as well as members of the various committees of the Board of Directors.

Minimum Qualifications for Board of Directors Nominees

      The Board of Directors seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board. Consequently, Board candidates will be considered by the Nominating/ Governance Committee based upon various criteria, including, but not limited to, their broad-based business and professional skills and experiences, concern for the long-term interests of the shareholders, and their reputation, personal integrity and judgment. In addition, directors must have sufficient time available to devote to Board activities and to enhance their knowledge of the consumer goods and related industries. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

Identification and Evaluation Process Related to Director Nominations

      The Nominating/ Governance Committee will recommend to the full Board of Directors the slate of directors to be nominated for election at the annual meeting of shareholders and shall recommend additional candidates to fill vacancies as needed, in accordance with the procedures set forth below. In the case of incumbent directors whose terms of office are set to expire, the Nominating/ Governance Committee reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation and quality of performance. In the case of new director candidates, the Nominating/ Governance Committee first determines whether the candidate must be “independent” as defined by applicable securities laws, the rules and regulations of the Securities Exchange Commission and the listing standards applicable to the Company. The Nominating/ Governance Committee will identify potential candidates and may also engage, if it deems appropriate, a professional search firm. The Committee then meets to discuss and consider such candidates’ qualifications in light of the overall composition of the Board, the operating requirements of the Company, the long-term interests of the shareholders and the criteria for nominee selection approved by the Board. Contact will be initiated with preferred candidates, including, to the extent the Committee deems necessary, the requirement of the completion of informational questionnaires provided by the Committee to the candidate, as well as personal interviews of such candidates. After such

*	Mr. Sottile was appointed as an additional member of the Nominating/ Governance Committee in February 2003, which was after the Committee meeting was held. Since Mr. Sottile is not standing for re-election to the Board of Directors, he will no longer be a member of the Nominating/ Governance Committee as of the date of the Annual Meeting of Shareholders.

procedure is complete, the Nominating/ Governance Committee will meet to approve final candidates for recommendation to the full Board of Directors as set forth in its charter. The Nominating/ Governance Committee will consider director candidates recommended by shareholders provided the published procedures established by the Company for such recommendations are followed by submitting shareholders. The Nominating/ Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder. In accordance with the Agreement, dated as of April 9, 2004, between the Company and Mr. Gatto, Mr. Gatto may terminate his employment with the Company for “good reason” if the Board fails to designate him as a nominee for election by the shareholders of the Company to the Board at each annual meeting of shareholders during his employment with the Company.

Shareholder Recommendations for Director

      The Nominating/ Governance Committee will consider qualified candidates for director who are recommended by the Company’s shareholders in written submissions to the Corporate Secretary, 111 Bauer Drive, Oakland, New Jersey 07436. Written submissions of recommendations from a shareholder must be received at least 120 days before the date of release of the Company’s proxy statement to shareholders in connection with the previous year’s annual meeting to be considered for the current year’s annual meeting, and should include the nominee’s qualifications and other relevant biographical information, including age, employment history with employer names and a description of the employer’s business, whether such individual can read and understand basic financial statements and board memberships (if any). The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board of Directors and to serve if elected by the shareholders. Recommendations received after the 120 day period specified above will be considered for nomination at the next succeeding annual meeting of shareholders. The Nominating/ Governance Committee will consider director candidates recommended by shareholders provided the procedures set forth above are followed by shareholders in submitting recommendations. Notwithstanding the foregoing, however, the Nominating/ Governance Committee retains discretion in the recommendation of nominees to the Board of Directors, and has no obligation to nominate a candidate recommended by a shareholder or to include such candidate in the Company’s proxy materials.

Communication with the Board of Directors

      Any shareholder who would like to contact the Company’s Board of Directors, including a committee of the Board of Directors or the non-management directors as a group, may do so (1) electronically by sending an e-mail to the following address: theboard@russberrie.com; or, (2) by writing to: Board of Directors, Russ Berrie and Company, Inc., 111 Bauer Drive, Oakland, New Jersey 07436, Attention: Arnold S. Bloom, Secretary. All such communications, via e-mail or in writing, will be forwarded by the Secretary to the appropriate Board member(s).

Executive Sessions of Non-Management

      Pursuant to the Company’s Corporate Governance Guidelines adopted on March 2, 2004 (a link to these guidelines can be found on the Company’s website located at www.russberrie.com under “Corporate Governance”), non-management Board members will meet without management present at least quarterly at regularly scheduled executive sessions. “Non-management” directors are all those who are not Company officers. “Non-management” directors include such directors, if any, who are not independent by virtue of a material relationship with the Company, former status or family membership, or for any other reason. The Chairman presides at such meetings unless the Chairman is not a non-management director, in which case the presiding director will be chosen by the non-management directors. Currently, Mr. Weston will preside at such meetings.

Codes of Ethics

      On March 2, 2004, the Company adopted a Code of Ethics for the Principal Executive Officer and Senior Financial Officers, as well as a more general Code of Business Conduct and Ethics. You can find links to each of these codes on the Company’s website located at www.russberrie.com under “Corporate Governance”.

DIRECTOR COMPENSATION

      Directors who are employees of the Company receive no additional compensation for services as a director. In May 2003, upon recommendation of the Compensation Committee after its review of board and board committee compensation of the Company’s peer group (identified in the performance graph set forth below) and certain other companies in the industry (the “Director’s Review”), the Company’s Board of Directors approved an increase in the annual compensation for each Non-Employee Director (defined below) from $8,000 to $12,000. No change was made to the compensation of Board members or committee members for their attendance at Board and/or committee meetings, each of which remain at $1,000 for each Board meeting attended and $1,000 for each committee meeting attended. In addition, commencing January 1, 1994, directors who were not officers or other employees of the Company (“Non-Employee Directors”) became eligible to receive non-qualified stock options under the Company’s 1994 Stock Option Plan for Outside Directors (the “1994 Directors Plan”). Grants under the 1994 Directors Plan were no longer permitted after the 1998 plan year. Commencing January 1, 1999, Non-Employee Directors became eligible to receive non-qualified stock options under the Company’s 1999 Stock Option Plan for Outside Directors (the “1999 Directors Plan”). Grants under the 1999 Directors Plan were no longer permitted after the 2003 plan year. Commencing January 1, 2004, Non-Employee Directors became eligible to receive awards of non-qualified stock options under the Company’s 2004 Stock Option, Restricted and Non-Restricted Stock Plan (the “2004 Plan”).

1994 Directors Plan and 1999 Directors Plan

      The 1994 Directors Plan and the 1999 Directors Plan are currently administered by the Board of Directors. Options granted under the 1994 Directors Plan and the 1999 Directors Plan vest and become exercisable one year after the date of grant and remain exercisable for ten years from the date of grant. Options are transferable to spouses, lineal descendants, certain trusts and charitable organizations; otherwise, such options are not transferable other than by will or under the laws of descent and distribution, and are exercisable only by the grantee or a permitted transferee or by the grantee’s or permitted transferee’s legal representative(s) after death or disability. If the grantee ceases to be a member of the Board of Directors for reasons other than death or disability, non-vested options expire immediately and vested options are only exercisable for 30 days thereafter, or the remaining option term, if shorter. In the event of the grantee’s death or disability, non-vested options shall vest and all outstanding options may be exercised within 12 months after the death or disability or the remaining option term, if shorter. Options granted under the 1994 Directors Plan and the 1999 Directors Plan were issued on January 1 of each plan year at an exercise price equal to the closing market price of the Common Stock on the New York Stock Exchange on the first trading day of each such year, which was $34.80 in the case of options granted in 2003.

      A total of 150,000 shares of Common Stock were reserved for the grant of options under the 1994 Directors Plan. Non-Employee Directors were each granted options to purchase 3,000 shares of Common Stock in each year from 1994 through 1998. In 2003, Mr. Klatskin exercised options pursuant to grants made under the 1994 Directors Plan for 3,000 shares of Common Stock at an exercise price of $14.875. This plan terminated on December 31, 1998, although options previously granted may be exercised beyond that date.

      A total of 150,000 shares of Common Stock were reserved for the grant of options under the 1999 Directors Plan. Non-Employee Directors were each granted options to purchase 3,000 shares of Common Stock in each year from 1999 through 2003 under the 1999 Director’s Plan. In 2003, there were no options exercised pursuant to grants made under the 1999 Directors Plan.

      In addition, as a result of the Director’s Review, on May 7, 2003, each Non-Employee Director was granted options to purchase an additional 2,000 shares of Common Stock at an exercise price of $33.72 per share (the market price on the date of the grant) outside of the 1999 Director’s Plan.

2004 Plan

      With respect to awards to Non-Employee Directors, the 2004 Plan is administered by the Board of Directors.

      Except as discussed below, and unless otherwise provided in an agreement evidencing the award, options granted to Non-Employee Directors under the 2004 Plan vest and become exercisable ratably over five years (20% per year) from the date of grant and continue to be exercisable for a period of ten years therefrom. Notwithstanding the foregoing, unless otherwise provided in an agreement evidencing the award, (i) in the event of the death or Disability (as defined in the 2004 Plan) of a Non-Employee Director while serving as a member of the Board of Directors, all such director’s unexercised options vest, and may be exercised by such director’s estate, legatee(s), legal representative or permitted transferee for up to one year after such director’s death or final determination of Disability, or the stated term of the unexpired option, if earlier, and (ii) if a Non-Employee Director ceases to serve as a member of the Board of Directors for any reason other than as set forth in clause (i) above, such director’s non-vested options immediately terminate, and such director’s unexercised vested options shall be exercisable for a period of 30 days after the applicable termination date.

      Options granted to Non-Employee Directors under the 2004 Plan are not assignable or transferable except by will or by the laws of descent and distribution; provided that such options are transferable to such directors’ spouses, children, parents, mothers and fathers-in-law, brothers and sisters-in-law, sons and daughters-in-law, anyone (other than employees) living in such director’s home (each, a member of such director’s “Immediate Family”), a trust for the benefit of such director or any member of his or her Immediate Family, partnerships in which such director or members of his or her Immediate Family and/or trusts are the only partners, and/or any organization exempt under Section 501(c) of the Code. Except as described above, options granted to Non-Employee Directors under the 2004 Plan are exercisable only by the director entitled thereto or such director’s permitted assignee or transferee.

      Options may be granted to any Non-Employee Director at the discretion of the Board of Directors, upon such terms and conditions, consistent with the provisions of the 2004 Plan, as the Board of Directors may determine, at an exercise price equal to the closing sales price of a share of Common Stock on the applicable date of grant on the New York Stock Exchange or such other national securities exchange as the Common Stock may then be traded (or over-the-counter market system, if applicable), or if no sales of Common Stock shall have occurred on that date on any such exchange (or over-the-counter market system, if applicable), on the first preceding date on which a sale of Common Stock so occurred in the event that the Common Stock is listed on an exchange (or the average of the bid and asked prices for a share of Common Stock at the end of the date of grant in the event that the Common Stock is traded on an over-the-counter market system). As a result of the Director’s Review, it is the present intention of the Board of Directors to make an annual grant under the 2004 Plan to each Non-Employee Director of options to purchase 5,000 shares of Common Stock; however, at this time, no such options have been granted. It should be noted that in accordance with the terms of the 2004 Plan, the Board of Directors retains the discretion to determine the number of options that may be granted for 2004 and future years to Non-Employee Directors.

      A total of 2,750,000 shares of Common Stock were reserved for the grant of options and awards of Common Stock under the 2004 Plan for all eligible plan participants, which include designated officers and employees as well Non-Employee Directors of the Company. No participant under the 2004 Plan, including Non-Employee Directors, shall be granted awards of options to purchase more than 100,000 shares of Common Stock in any plan year. No award may be granted under the 2004 Plan more than five years after its effective date.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

Compensation Philosophy

      The Company’s compensation philosophy is designed to support its corporate goal of creating value for its shareholders. The Compensation Committee believes that offering competitive total compensation helps achieve this objective. Employee compensation will vary depending on Company and individual performance. The Compensation Committee believes that the components of the Company’s compensation package, which are described below, provide a meaningful link between compensation and performance on both the individual and Company level. The following are summary descriptions of the Company’s compensation programs for executive officers (including the executive officers in the Summary Compensation Table and the CEO, unless otherwise stated).

Base Salaries

      The Compensation Committee annually reviews and approves base salary levels for the key executives of the Company, including the CEO. The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the CEO and the Company’s other executive officers. Consideration of base salary adjustments is based on a variety of factors, including competitive market data, a review of individual performance, industry information and other factors deemed relevant by the Compensation Committee. Historically, base salaries are reviewed and increased annually. See “CEO Compensation” below for a discussion of the base salary of the CEO.

Cash Bonuses

      Awards of cash bonuses to executive officers (and certain other eligible personnel) are based upon a bonus pool determined annually by the Compensation Committee in which approximately 69 of the Company’s personnel participate and are paid if the Company exceeds certain operating profit levels from its core domestic business. Participants in the bonus pool are eligible to receive an award ranging from 4% to a maximum of 50% (in the case of certain executive officers) of the recipient’s base salary, based on position in the Company, salary, and other factors deemed relevant by the Compensation Committee (the “Bonus Percentage”). Participants receive 100% of their Bonus Percentage if the amount of the bonus pool is sufficient to pay 100% of the Bonus Percentage to all participants; otherwise, each participant receives the pro rata portion of his or her Bonus Percentage. The funds in the bonus pool for 2003 were insufficient to pay each eligible employee a full bonus. Accordingly, each employee received 47.1% of his/her Bonus Percentage for 2003. (See also “Summary Compensation Table” below.)

      Messrs. Toolan and Robinson, who are named in the Summary Compensation Table, do not participate in the bonus pool described above. In accordance with the desire of the Compensation Committee to link cash bonus awards for high-level executive officers to individual as well as Company performance, Messrs. Toolan and Robinson are eligible to receive cash bonus payments ranging from 0% to 100% of then-current base salary based on the achievement of specified Company and individual performance objectives, as well as base salary, position in the Company, and other factors deemed relevant by the Compensation Committee. In 2003, a bonus of $73,500 (or 21% of his base salary) was payable to Mr. Toolan, and a bonus of $129,999 (or 46% of his base salary) was payable to Mr. Robinson. See the description of the employment agreements and arrangements for each of Messrs. Toolan and Robinson in “Employment Agreements and Arrangements” under the caption “Employment Contracts and Employment Plans and Policies” below for a more detailed description of the bonus program available to each of Mr. Toolan and Mr. Robinson. Ms. Berrie also does not participate in the bonus pool described above. See “CEO Compensation” below for a description of the bonus program in which Ms. Berrie participates.

      Additional awards of cash bonuses (“Additional Bonus”) to the CEO and to executive officers (and certain other eligible personnel) are also paid if the Company exceeds certain goals of annual budgeted profitability from its core domestic business. Participants are eligible to receive an award ranging from 4% to 10% of the recipient’s base salary depending upon the level of budgeted operating profit for the relevant period. In 2003, the Company did not exceed the required level of budgeted operating profit, and, as a result, eligible employees did not receive an Additional Bonus.

Stock Options and Restricted Stock

      The Compensation Committee views stock options and restricted stock awards as serving two functions: compensation to executive officers to enhance retention value and providing executive officers with an equity stake in the Company that aligns their interests with those of shareholders. The Compensation Committee structures the size of the awards by balancing the interests of shareholders with the competitive need to provide an attractive compensation program. In January 2003, executive officers (other than the CEO and Mr. Bialosky (who was hired in April 2003)) received grants of stock options under the Company’s 1999 Stock Option and Restricted Stock Plan (the “1999 SORSP”) to purchase stock having an aggregate fair market value (measured at the date of grant) of 25% to 40% of base compensation. Pursuant to their respective employment agreements or arrangements with the Company, Messrs. Toolan, Robinson and Bialosky, who are named in the Summary Compensation Table, also received, in 2003, additional grants of stock options outside of the 1999 SORSP (due to date of grant limitations therein) as more fully described in “Employment Agreements and Arrangements” under the caption “Employment Contracts and Employment Plans and Policies” below and the “2003 Options Grant” chart below. Except for the CEO, each of the executive officers named in the Summary Compensation Table received, in 2003, restricted stock awards as follows: (i) Messrs. Chan and Toolan each received restricted stock awards under the Company’s 1999 SORSP relating to shares having a fair market value (measured at the date of grant) equal to 26.7% and 32.4% of base compensation, respectively; and (ii) Messrs. Robinson and Bialosky each received restricted stock awards pursuant to their employment arrangement and agreement, respectively, with the Company outside of the 1999 SORSP (due to date of grant limitations therein) equal to 19.9% and 17.9% of base compensation, respectively. (See also “Summary Compensation Table” below and “Employment Agreements and Arrangements” under the caption “Employment Contracts and Employment Plans and Policies” below.)

The amount of these awards is based on the Company’s performance, the executive officer’s contribution to the Company, his or her ability to contribute to the Company’s future success and/or other factors deemed relevant by the Compensation Committee. The ultimate value to the recipient of such awards depends upon the market price of the Company’s Common Stock.

CEO Compensation

      On January 22, 2003, the Board of Directors appointed Angelica Berrie as Chief Executive Officer of the Company. Prior to being appointed Chief Executive Officer, Ms. Berrie served as Vice President-Strategic Planning of the Company. In connection with her new role as Chief Executive Officer, the Compensation Committee discussed Ms. Berrie’s compensation and approved an annual base salary of $350,000, effective February 11, 2003. In making such determination, the Compensation Committee reviewed Ms. Berrie’s qualifications, including her background with the Company. The Compensation Committee also considered her new responsibilities, the salaries of other executive officers of the Company, and the base salaries of the five most highly compensated officers, including the chief executive officers, of the Company’s peer group and certain other companies in the industry (a “CEO Compensation Review”). In May 2003, the Compensation Committee further discussed Ms. Berries’s compensation and, after conducting another CEO Compensation Review, the Committee approved (i) an increase in Ms. Berrie’s base salary to $450,000 (which was then reduced back to $350,000 as of August 1, 2003, at Ms. Berrie’s insistence), and (ii) Ms. Berrie’s eligibility to participate in a new incentive compensation program, pursuant to which she would be eligible to receive a cash bonus of up to 125% of her base salary (the “CEO Bonus”). The percentage of base salary that will be used to calculate the potential CEO Bonus amount achievable by Ms. Berrie (the “Bonus Percentage”) will be established periodically by the Compensation Committee based on Ms. Berrie’s salary level, her responsibilities to the Company, past performance, and other factors deemed relevant by the Committee. In 2003, the Bonus Percentage for Ms. Berrie was set at 80%. Attainment of the CEO Bonus is dependent on the achievement by the Company of specified budgeted domestic operating profit and net sales levels. The Company did not achieve the required targets in 2003 and, as a result, Ms. Berrie received no bonus payment in 2003. As discussed above, Ms. Berrie did not participate in the bonus pool and was not paid any Additional Bonus in 2003.

Russ Berrie and Company, Inc. Compensation Committee

Raphael Benaroya, William A. Landman and Sidney Slauson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      In 2003, the Compensation Committee consisted of Messrs. Benaroya, Landman and Slauson. None of the members of the Compensation Committee is or ever has been an officer or employee of the Company or any of its subsidiaries, and no “compensation committee interlocks” existed during fiscal year 2003.

AUDIT COMMITTEE REPORT

      The responsibilities of the Audit Committee which are set forth in its charter (a copy of which is included as Appendix A to this proxy statement), include assisting the Board of Directors in its oversight of the Company’s financial reporting process. In this context, the Audit Committee has separately reviewed and discussed the audited financial statements of the Company with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, as modified or supplemented, and the Audit Committee has discussed with the independent accountants that firm’s independence.

      Based upon the Audit Committee’s review and discussions reported above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

      The Audit Committee has determined that the provision of non-audit services by KPMG LLP, the principal accountants of the Company for 2003, is compatible with maintaining such accountant’s independence.

Russ Berrie and Company, Inc. Audit Committee

Josh S. Weston (Chair), Joseph Kling, and William A. Landman

INDEPENDENT PUBLIC ACCOUNTANTS

      Effective April 16, 2002, the Executive Committee of the Company’s Board of Directors (the “Board”), upon the recommendation of the Audit Committee, decided to no longer engage Arthur Andersen LLP (“Arthur Andersen”) as the Company’s independent public accountants and to engage KPMG LLP to serve as the Company’s independent public accountants for fiscal year 2002. KPMG LLP also served as the Company’s independent public accountants for fiscal year 2003. The Audit Committee has reappointed KPMG LLP as the independent public accountants of the Company for fiscal year 2004. It is expected that representatives of KPMG LLP will be present at the meeting to respond to appropriate questions and, if they so desire, to make a statement.

      Neither KPMG LLP’s report on the consolidated financial statements of the Company for the year ended December 31, 2003, nor its report for the year ended December 31, 2002, contained an adverse opinion or a disclaimer of opinion, nor were any of such reports qualified or modified as to uncertainty, audit scope or accounting principles. During each of the years ended December 31, 2000 and December 31, 2001, as well as through April 16, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements for such periods, nor were there any “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

AUDIT FEES

      The aggregate fees billed by the Company’s independent auditors, KPMG LLP, for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2003, and the reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal year ended December 31, 2003, and services that are normally provided in connection with statutory and regulatory filings for such fiscal year, were $354,000. The aggregate fees billed by the Company’s independent auditors, KPMG LLP, for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002, and the reviews of the financial statements included in the

Company’s Forms 10-Q for the fiscal year ended December 31, 2002, and services that are normally provided in connection with statutory and regulatory filings for such fiscal year, were $300,000.

AUDIT-RELATED FEES

      The aggregate fees billed by the Company’s independent auditors, KPMG LLP, for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not already reported above under the caption “Audit Fees” totaled $23,000 for fiscal year ended December 31, 2003, and $22,000 for fiscal year ended December 31, 2002. These fees were billed for employee benefit plan audits, and acquisition and due diligence related services.

TAX FEES

      The aggregate fees billed by the Company’s independent auditors, KPMG LLP, for professional services for tax compliance and advisory services totaled $82,000 for fiscal year ended December 31, 2003, and $48,000 for fiscal year ended December 31, 2002.

ALL OTHER FEES

      Other than as set forth above under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees,” there were no other services rendered or fees billed by the Company’s independent auditors, KPMG LLP, for the fiscal year ended December 31, 2003 or for the fiscal year ended December 31, 2002.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

      Under its charter, the Audit Committee has the sole authority to retain and replace the Company’s independent auditors, and to approve, in advance, all audit engagement fees and terms, as well as all non-audit engagements permitted by law with the independent auditors. Each of the individual engagements for the services described above under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” for the fiscal years ended December 31, 2003 and 2002 were approved by the Audit Committee in advance of the engagement of KPMG, LLP for any such services in accordance with the provisions of Regulation S-X Rule 2-01(c)(7)(i)(A).

RUSS BERRIE AND COMPANY, INC.

Comparison of Five Year Cumulative Total Return Among
Russ Berrie and Company, Inc., the S&P 500 Index
and Peer Group Companies

CHART

	Russ Berrie & Co., Inc.	S&P 500 Index	Peer Group

Dec 1998	100	100	100
Dec 1999	115.35	121.04	64.52
Dec 2000	97.04	110.02	42.44
Dec 2001	145.10	96.95	48.74
Dec 2002	168.58	75.52	55.29
Dec 2003	174.83	97.18	70.93

      Assumes $100 invested December 31, 1998, and reinvestment of all dividends quarterly.

      Peer Group Companies are as follows: American Greetings (Class A), Blythe, Inc., Cross (A.T.) & Co. (Class A), Department 56 Inc. (Series A), Enesco Group Inc., First Years, Inc., Ohio Art Co., and Tandycrafts Inc.

      Peer Group Companies were selected in good faith on the basis of similarity of their products or distribution channels to those of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

      The following table sets forth, as of March 10, 2004, the shares of Common Stock beneficially owned by each director of the Company, by certain executive officers of the Company and by all directors and officers of the Company as a group.

	Shares of	Shares of	Total Shares of	Percentage of
	Common Stock	Common Stock	Common Stock	Outstanding
Name of Director,	Beneficially	Acquirable Within	Beneficially	Common
Officer or Identity of Group	Owned(1)	60 Days(2)	Owned(1)	Stock(2)

Raphael Benaroya(3)	2,775,393	29,000	2,804,393	13.5%
Angelica Berrie(4)	2,852,475	5,384	2,857,859	13.8%
Jeffrey Bialosky(5)	1,554	5,000	6,554	*
Ricky Chan(5)	15,481	9,366	24,847	*
Carl Epstein	0	11,000	11,000	*
Ilan Kaufthal(6)	2,851,602	26,000	2,877,602	13.9%
Charles Klatskin	3,000	29,000	32,000	*
Joseph Kling	0	14,000	14,000	*
William A. Landman	65	29,000	29,065	*
Chris Robinson(5)	1,533	10,904	12,437	*
Sidney Slauson	5,000	14,000	19,000	*
Benjamin J. Sottile**(5)	13,000	5,000	18,000	*
John Toolan(5)	9,036	24,386	33,422	*
Josh S. Weston(7)	2,772,288	14,000	2,786,288	13.5%
All directors and officers as a group (26 persons)(8)	2,907,701	278,013	3,185,714	15.2%

*	Less than 1%

**	Mr. Sottile is not standing for re-election to the Board of Directors.

(1)	Each individual has the sole power to vote and dispose of the shares of Common Stock, except as provided in notes 3, 4, 6 and 7 below; and, in the case of restricted shares granted under the 1999 SORSP, subject to the provisions of the plan, or in the case of restricted shares granted outside of the 1999 SORSP, subject to the agreements governing such grant.

(2)	Includes the number of shares subject to stock options granted by the Company which are exercisable within 60 days of March 10, 2004.

(3)	See footnote (5) in the “Security Ownership of Certain Beneficial Owners” table set forth herein.

(4)	See footnote (3) in the “Security Ownership of Certain Beneficial Owners” table set forth herein.

(5)	Beneficial ownership includes (i) shares of restricted stock awarded under the Company’s 1999 SORSP, whose restrictions have not lapsed as of March 10, 2004, but with respect to which the recipient has voting power, as follows: 6,023 shares for Mr. Chan; and 5,928 shares for Mr. Toolan; (ii) 1,534 shares of restricted stock, whose restrictions have not lapsed as of March 10, 2004, but with respect to which the recipient has voting power, awarded to Mr. Bialosky pursuant to the terms of an employment agreement between Mr. Bialosky and the Company effective April 4, 2003, as amended June 2, 2003; and (iii) 1,496 shares of restricted stock, whose restrictions have not lapsed as of March 10, 2004, but with respect to which the recipient has voting power, awarded to Mr. Robinson pursuant to the terms of an employment arrangement between Mr. Robinson and the Company effective February 11, 2003.

(6)	See footnote (4) in the “Security Ownership of Certain Beneficial Owners” table set forth herein.

(7)	See footnote (6) in the “Security Ownership of Certain Beneficial Owners” table set forth herein.

(8)	In computing the aggregate number of shares owned by directors and officers as group, shares beneficially owned by more than one person have not been counted more than once.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth, as of March 10, 2004, with respect to each person (including any group as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who is known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock: (i) the name and address of such owner, (ii) the number of shares beneficially owned, and (iii) the percentage of the total number of shares of Common Stock outstanding so owned.

Name and Address	Number of Shares	Percent
of Beneficial Owner	Beneficially Owned	of Class*

The Russell Berrie Foundation, a New Jersey Nonprofit Corporation	4,997,212(1)	24.2%
Glenpointe Centre East, 7th Fl 300 Frank W. Burr Blvd. Teaneck, New Jersey 07666
Myron Rosner	4,855,109(2)	23.5%
90 Woodbridge Center Drive Woodbridge, New Jersey 07095
Angelica Berrie	2,857,859(3)	13.8%
111 Bauer Drive Oakland, New Jersey 07436
Ilan Kaufthal	2,877,602(4)	13.9%
383 Madison Avenue New York, NY 10179
Raphael Benaroya	2,804,393(5)	13.6%
365 West Passaic Street Rochelle Park, New Jersey 07662
Josh Weston	2,786,288(6)	13.5%
One ADP Boulevard Roseland, New Jersey 07068
Norman Seiden	2,771,988(7)	13.4%
200 Old Palisade Road, Suite 17D Fort Lee, New Jersey 07024
Franklin Advisory Services, LLC	1,449,500(8)	7.0%
One Parker Plaza, 16th Floor Fort Lee, NJ 07024
Neuberger Berman, Inc.	1,114,524(9)	5.4%
Neuberger Berman, LLC 605 Third Avenue New York, NY 10158

*	Note that because the beneficial ownership of certain of the shares of Common Stock held by the individuals listed herein is shared by such individuals, as determined pursuant to the rules of the Securities and Exchange Commission, the percentages set forth in this table aggregate to more than 100%, even though this table does not represent all holdings of Common Stock of the Company.

(1)	As reported on the Schedule 13D/A filed by The Russell Berrie Foundation, a New Jersey Nonprofit Corporation, with the Securities and Exchange Commission on July 15, 2003.

(2)	Includes (a) 2,771,988 shares held by The Russell Berrie 2002A Trust, of which Mr. Rosner is a co-trustee with Ms. Berrie and Messrs. Weston, Benaroya, Kaufthal and Seiden, possessing shared voting power and shared dispositive power with respect to the shares held by such trust; (b) 79,614 shares held by the Estate of Mr. Russell Berrie, of which Mr. Rosner is co-executor with Ms. Berrie and Mr. Kaufthal, possessing shared voting power and shared dispositive power with respect to the shares held by the Estate; and (c) 2,000,000 shares held by The Russell Berrie 2001 Annuity Trust of which Mr. Rosner is sole trustee possessing sole voting power and sole dispositive power with respect to the shares held by such trust. In addition, Mr. Rosner also owns (a) 2,757 shares held in a roll-over IRA plan, of which Mr. Rosner has sole voting power and sole dispositive power with respect to the shares; and (b) 750 shares held by Mr. Rosner as joint tenant with his spouse, of which Mr. Rosner has shared voting power and shared dispositive power with respect to the shares. Does not include 4,997,212 shares of Common Stock beneficially owned by The Russell Berrie Foundation, a New Jersey Nonprofit Corporation, of which Mr. Rosner is a member of the Board of Trustees.

(3)	Includes (a) 2,771,988 shares held by The Russell Berrie 2002A Trust, of which Ms. Berrie is a co-trustee with Messrs. Weston, Benaroya, Kaufthal, Seiden and Rosner, possessing shared voting power and shared dispositive power with respect to the shares held by such trust; and (b) 79,614 shares held by the Estate of Mr. Russell Berrie, of which Ms. Berrie is co-executor with Messrs. Kaufthal and Rosner, possessing shared voting power and shared dispositive power with respect to the shares held by the Estate. Ms. Berrie also owns 873 shares, with respect to which Ms. Berrie has sole voting power and sole dispositive power. Shares deemed to be beneficially owned also include 5,384 shares subject to stock options exercisable within sixty days of March 10, 2004, as to which Ms. Berrie will have, if exercised, sole voting and dispositive power. Does not include 4,997,212 shares of Common Stock beneficially owned by The Russell Berrie Foundation, a New Jersey Nonprofit Corporation, of which Ms. Berrie is a member of the Board of Trustees.

(4)	Includes (a) 2,771,988 shares held by The Russell Berrie 2002A Trust, of which Mr. Kaufthal is a co-trustee with Ms. Berrie and Messrs. Weston, Benaroya, Seiden and Rosner, possessing shared voting power and shared dispositive power with respect to the shares held by such trust, (b) 79,614 shares held by the Estate of Mr. Russell Berrie, of which Mr. Kaufthal is co-executor with Ms. Berrie and Mr. Rosner, possessing shared voting power and shared dispositive power with respect to the shares held by the Estate. Shares deemed to be beneficially owned also include 26,000 shares subject to stock options exercisable within sixty days of March 10, 2004, as to which Mr. Kaufthal will have, if exercised, sole voting and dispositive power. Does not include 4,997,212 shares of Common Stock beneficially owned by The Russell Berrie Foundation, a New Jersey Nonprofit Corporation, of which Mr. Kaufthal is a member of the Board of Trustees.

(5)	Includes 2,771,988 shares held by The Russell Berrie 2002A Trust, of which Mr. Benaroya is a co-trustee with Ms. Berrie and Messrs. Weston, Seiden, Kaufthal and Rosner, possessing shared voting power and shared dispositive power with respect to the shares held by such trust. Mr. Benaroya also owns 3,405 shares, with respect to which Mr. Benaroya has sole voting power and sole dispositive power. Shares deemed to be beneficially owned also include 29,000 shares subject to stock options exercisable within sixty days of March 10, 2004, as to which Mr. Benaroya will have, if exercised, sole voting and dispositive power. Excludes 315 shares owned by Mr. Benaroya’s wife, of which Mr. Benaroya disclaims beneficial ownership.

(6)	Includes 2,771,988 shares held by The Russell Berrie 2002A Trust, of which Mr. Weston is a co-trustee with Ms. Berrie and Messrs. Kaufthal, Benaroya, Seiden and Rosner, possessing shared voting power and shared dispositive power with respect to the shares held by such trust. Mr. Weston also owns 300 shares, with respect to which Mr. Weston has sole voting power and sole dispositive power. Shares deemed to be beneficially owned also include 14,000 shares subject to stock options exercisable within sixty days of March 10, 2004, as to which Mr. Weston will have, if exercised, sole voting and dispositive power.

(7)	Consists of 2,771,988 shares held by The Russell Berrie 2002A Trust, of which Mr. Seiden is a co-trustee with Ms. Berrie and Messrs. Weston, Benaroya, Kaufthal and Rosner, possessing shared voting power and shared dispositive power with respect to the shares held by such trust. Does not include 4,997,212 shares of Common Stock beneficially owned by The Russell Berrie Foundation, a New Jersey Nonprofit Corporation, of which Mr. Seiden is a member of the Board of Trustees.

(8)	As reported on the Schedule 13G/A filed by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC (“FAS”) with the Securities and Exchange Commission on February 10, 2004 (the “Franklin 13G/A”). The Franklin 13G/A states that the securities reported thereon are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the “Advisor Subsidiaries”) of FRI. The Franklin 13G/A states that each of the Advisor Subsidiaries, FRI, Charles B. Johnson and Rupert H. Johnson, Jr. (principal shareholders of FRI) may be deemed to be the beneficial owner of the securities covered by the Franklin 13G/A, but each of the foregoing disclaims any economic interest or beneficial ownership of the securities covered by the Franklin 13G/A, with respect to which FAS (listed as investment adviser) has reported sole voting and dispositive power.

(9)	As reported on the Schedule 13G (the “NB 13G”) filed by Neuberger Berman, Inc. (“NB Inc.”) and Neuberger Berman, LLC (“NB LLC”) with the Securities and Exchange Commission on February 9, 2004. As reported in the NB 13G, NB LLC is deemed to be a beneficial owner of shares covered by the NB 13G since it has shared power to make decisions whether to retain and dispose, and in some cases the sole power to vote, the securities of many unrelated clients, but does not have any economic interest in the securities of those clients. As reported in the NB 13G, NB LLC has the sole power to vote and shared power to dispose 13,024 of the shares reported in the NB 13G. In addition, with respect to 919,100 shares covered by the NB 13G, NB LLC and Neuberger Berman Management, Inc. (“NBM”) have shared power to vote and make decisions whether to retain or dispose of such securities. The remainder of the shares covered by the NB 13G are for individual client accounts over which NB LLC has shared power to dispose but not vote such shares. As reported in the NB 13G, NB LLC and NBM serve as sub-adviser and investment manager, respectively, of Neuberger Berman’s various mutual funds which hold such shares in the ordinary course of their business and not with the purpose nor with the effect of changing or influencing the control of the Company. The NB 13G states that NB Inc. filed the NB 13G as the 100% owner of both NB LLC and NBM.

EXECUTIVE COMPENSATION

      The following table sets forth compensation for the years ended December 31, 2003, 2002 and 2001 paid to or accrued for the benefit of the Chief Executive Officer and the other four most highly compensated executive officers of the Company for the year ended December 31, 2003.

SUMMARY COMPENSATION TABLE

		Annual
		Compensation(1)		Long-Term Compensation

						Securities
						Underlying
				Other	Restricted	Options/	LTIP
				Annual	Stock	SARs	Payouts	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(2)	Awards($)(3)	(Shares)	($)	Compensation(4)

Angelica Berrie,	2003	$350,107	-0-	$47,255	-0-	1,477	-0-	$5,320
Chief Executive Officer*	2002	124,099	$26,287	132	-0-	1,549	-0-	4,313
	2001	120,000	20,212	128	-0-	2,313	-0-	3,762
Ricky Chan,	2003	345,343	87,633	4,494	$91,733	3,954	-0-	56,000
Senior Vice President –	2002	331,346	166,242	4,133	101,738	2,737	-0-	54,957
Product Development and	2001	318,000	124,729	4,088	84,785	4,904	-0-	55,100
Executive Vice President of Far East Operations**
John Toolan,	2003	346,773	73,500	3,363	99,980	53,551	-0-	5,320
President of North	2002	295,000	149,319	3,263	99,972	3,550	-0-	4,957
American Division***	2001	241,154	99,315	2,729	-0-	4,957	-0-	3,014
Chris Robinson,	2003	254,640	129,999	12,320	49,996	31,567	-0-	20,371
President of International	2002	198,075	67,622	11,289	-0-	1,535	-0-	15,847
Division****	2001	179,254	57,702	10,829	-0-	2,244	-0-	14,341
Jeffrey Bialosky,	2003	208,923	71,325	6,305	49,993	25,000	-0-	6,000
Senior Vice President –	2002	-0-	-0-	-0-	-0-	-0-	-0-	-0-
National Accounts*****	2001	-0-	-0-	-0-	-0-	-0-	-0-	-0-

*	On January 22, 2003, the Board of Directors appointed Angelica Berrie as Chief Executive Officer of the Company. Prior to such appointment, Ms. Berrie served as Vice President- Strategic Planning from July 2000. Andrew Gatto will become the President and Chief Executive Officer of the Company upon commencement of his employment with the Company, which is anticipated to occur after the Annual Meeting of Shareholders and prior to June 1, 2004.

**	Ricky Chan served as Senior Vice President- Product Development and Executive Vice President of Far East Operations until February 17, 2004, on which date he was appointed to the position of Executive Vice President-Global Product Innovation and Sourcing.

***	On February 5, 2001, Mr. Toolan began his employment with the Company in the position of Executive Vice President-Marketing and Sales and was appointed to the position of President of North American Division on February 11, 2003.

****	Chris Robinson was appointed as President of International Division of the Company on February 11, 2003. Previously, Mr. Robinson served as Managing Director of Russ Berrie (U.K.) Limited, a wholly-owned subsidiary of the Company. Chris Robinson’s figures, exclusive of bonus (which is calculated at year end rates) are converted based on the cumulative average exchange rates for the pound sterling for each respective year as follows: (i) 2003: $1.6427= £1; (ii) 2002: $1.5052= £1; and (iii) 2001: $1.4439= £1.

*****	Mr. Bialosky began his employment with the Company on April 4, 2003 as Senior Vice President-Product Development (Plush). His title was changed, as noted above, in June 2003.

(1)	All salary and bonus payments are reported for the year in which they are earned.

(2)	While the aggregate of “Other Annual Compensation” received by each named executive officer is lower than the lesser of $50,000 or 10 percent of total annual salary and bonus for such named executive officer (for all but Ms. Berrie), the perquisites and other personal benefits included within the “Other Annual Compensation” which individually exceed 25% of the total perquisites and other personal benefits reported for each named executive officer include (i) the Company providing a car driver for Ms. Berrie until October 31, 2003 ($40,894 for 2003 and $0 for each of years 2002 and 2001) and personal use of a company car ($6,361 for 2003 and $0 for each of years 2002 and 2001) and income recognized by Ms. Berrie as a result of the Company providing group term life insurance coverage, which is generally provided to all employees ($132 in 2002 and $128 in 2001), (ii) Mr. Chan’s personal use of a Company car (valued at $3,250 for the year 2003 and $3,083 for each of years 2002 and 2001), and income recognized by Mr. Chan as a result of the Company providing group term life insurance coverage, which is generally provided to all employees, as well as additional life insurance coverage, which is provided pursuant to an agreement between Mr. Chan and the Company. See “Employment Agreement and Arrangements” below ($1,244 in 2003 and $1,050 in 2002), (iii) Mr. Toolan’s personal use of a Company car (valued at $3,083 for the years 2003 and 2002, and $2,594 for the year 2001), (iv) Mr. Robinson’s car allowance of $12,320 for 2003, $11,289 for 2002, and $10,829 for 2001; (v) and Mr. Bialosky’s car allowance of $5,677 for 2003.

(3)	Value is calculated by multiplying the number of shares awarded by the closing price of the Common Stock on the New York Stock Exchange on the date of grant. 17,189 shares of restricted stock were held by four of the named executive officers at December 31, 2003, with an aggregate value as of such date of $582,708 (calculated by multiplying the number of shares held by the closing price of the Common Stock on the New York Stock Exchange on December 31, 2003, the last day of the Company’s last completed fiscal year). At December 31, 2003, of the outstanding restricted shares, the value of Mr. Chan’s holdings was $309,643; the value of Mr. Toolan’s holdings was $170,348; the value of Mr. Robinson’s holdings was $50,714; and the value of Mr. Bialosky’s holdings was $52,003. The number of shares of restricted stock awarded in 2003, 2002, and 2001 to (i) Mr. Chan is 2,636, 2,737 and 4,086, respectively; (ii) Mr. Toolan is 2,873, 3,227 and 0, respectively; (iii) Mr. Robinson is 1,496, 0, and 0, respectively; and (iv) Mr. Bialosky is 1,534, 0, and 0, respectively. Restricted stock awards for Mr. Chan vest over five years at 20 percent per year provided the recipient remains in the employ of the Company or as otherwise provided under the applicable plan. On January 2, 2003, 2,873 restricted shares, and on January 2, 2002, 3,227 restricted shares, were issued to Mr. Toolan pursuant to the terms of an employment agreement between Mr. Toolan and the Company, effective, as amended, as of February 11, 2003. Under the terms of Mr. Toolan’s employment agreement, the restricted shares vest one-third each year, beginning in the year following the respective stock grant, until fully vested. On April 4, 2003, 1,534 restricted shares were issued to Mr. Bialosky pursuant to the terms of an employment agreement between Mr. Bialosky and the Company, effective April 4, 2003, as amended June 2, 2003. Under the terms of Mr. Bialosky’s employment agreement, the restricted shares vest ratably over three years from the date of the grant, until fully vested. On May 8, 2003, 1,496 restricted shares were issued to Mr. Robinson in accordance with an employment arrangement between Mr. Robinson and the Company, effective February 11, 2003, pursuant to which the restricted shares vest ratably over three years from the date of the grant, until fully vested. Dividends are paid on all outstanding restricted stock.

(4)	For all named executive officers except Mr. Robinson, “All Other Compensation” consists of the Company’s contributions under the 401(k) Plan during 2001, 2002 and 2003. Does not include investment gains or losses under the 401(k) Plan. (See “401(k) Plan” below.) Because the Company’s contributions to the 40l(k) Plan are not fixed, and because it is impossible to calculate future income, it is not currently possible to calculate an individual participant’s retirement benefits. For Mr. Robinson, “All Other Compensation” consists of the Company’s contributions under The Russell Berrie (UK) Ltd. Personal Pension Plan. For Mr. Chan, “All Other Compensation” also consists of $50,000 paid in each of years 2003, 2002 and 2001 for the premium on a life insurance policy for Mr. Chan. (See “Employment Agreements and Arrangements” below.)

Employment Contracts and Employment Plans and Policies

A. Plans and Policies

(i) 40l(k) Plan

      The Company offers eligible employees the opportunity to participate in a retirement plan that is based on employees’ pretax salary deferrals with Company matching contributions pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the “401(k) Plan”). Participating employees may elect to contribute from 1% to 75% (but not in excess of the amount permitted by the Code, i.e., $12,000 in 2003, and $14,000 in 2003 for employees age 50 and older who elect to make catch-up contributions) of their compensation, on a pretax basis, to the 401(k) Plan. Because the 401(k) Plan is a qualified defined contribution plan, if certain highly compensated employees’ contributions exceed the amount prescribed by the Code, such contributions will be reduced or limited. In 2003, contributions of certain highly compensated employees were limited to $10,639 (excluding elective catch-up contributions). Employees’ contributions are invested in one or more of eight funds (as selected by each participating employee). The Company matches a portion (one-half of any amount up to 6% contributed) of the compensation deferred by each employee. The Company’s matching contribution is fully vested after four years of employment at the rate of 25% per year of employment. Under certain circumstances, the 401(k) Plan permits participants to make withdrawals or receive loans from the 401(k) Plan prior to retirement age.

(ii) Deferred Compensation Plan

      Under the Russ Berrie and Company, Inc. Executive Deferred Compensation Plan (the “Plan”), the Company provides eligible employees and directors the opportunity to agree to the deferral of a specified amount of their cash compensation. The obligations of the Company under such agreements (the “Obligations”) are unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan. The Obligations are indexed to one or more earnings indexes individually chosen by each participant in the Plan from a list of investment choices. Each participant’s Obligation will be adjusted to reflect the investment experience, whether positive or negative, of the selected earnings indexes, including any appreciation or depreciation. The Obligations are subject to redemption only upon the occurrence of certain events specified in the Plan. The Obligations are not convertible into another security of the Company.

(iii) Change in Control Plan

      The Board adopted a Change in Control Severance Plan (the “Change in Control Plan”) effective January 29, 2003, as amended December 22, 2003.

Participants

      Participants in the Change in Control Plan are those individuals from time to time designated by the Board or a duly authorized committee of the Board.

Benefits

      If a Participant’s employment with the Company is terminated by the Company without “Cause” (as defined in the Change in Control Plan) or by the Participant for “Good Reason” (as defined in the Change in Control Plan) (each, a “Qualifying Termination”) during the period commencing six months prior to and ending two years after a Change in Control (defined in the Change in Control Plan generally to mean (A) where any person or group, other than the Company, any of its subsidiaries, Ms. Berrie, Mr. Berrie’s lineal descendants, Mr. Berrie’s Estate, various specified trusts or other entities created by or at the direction of Mr. Berrie, any trust created pursuant to the terms of the instruments governing or creating such trusts or entities, any fiduciaries thereof or specified groups in which the foregoing are members, becomes the beneficial owner of 35% or more of the voting power of the Company, (B) as a result of specified events, a defined group of directors ceases to be a majority of the Board, (C) consummation of specified business combinations, sales of assets or recapitalizations or similar transactions involving the Company, or (D) approval by the shareholders of a plan of liquidation or dissolution of the Company), such Participant shall be paid the following “Severance Benefit”:

(i) if the Qualifying Termination occurs during the six-month period preceding or the one-year period following the Change in Control (the “First Period”), an amount equal to 150% of the Participant’s “Current Total Annual Compensation” (as defined in the Change in Control Plan); and

(ii) if the Qualifying Termination occurs during the second year after the Change in Control (the “Second Period”), an amount equal to 75% of the Participant’s Current Total Annual Compensation.

Severance Benefits will be paid in one lump-sum payment within 30 business days after a Participant’s employment with the Company terminates or the Change in Control occurs, whichever is later, or at such earlier time as required by applicable law.

      A Participant entitled to receive a Severance Benefit will also receive the following additional benefits:

(a) The Company will cause options to purchase Company stock (“Stock Options”) held by a Participant that are not fully vested and exercisable on the date of the Qualifying Termination to:

(1) if the Qualifying Termination occurs during the First Period, become fully vested and exercisable as of the date of such Qualifying Termination (or, if later, as of the date on which the Change in Control occurred); and

(2) if the Qualifying Termination occurs during the Second Period, become fully vested and exercisable as of the date of such Qualifying Termination as to those Stock Options that would otherwise have vested within one year after the Qualifying Termination.

(b) The Company will cause unvested restricted shares of Company stock (the “Restricted Shares”) held by a Participant on the date of the Qualifying Termination to:

(1) if the Qualifying Termination occurs during the First Period, become fully vested as of the date of such Qualifying Termination (or, if later, as of the date on which the Change in Control occurred) as to those Restricted Shares for which the vesting restrictions would otherwise have lapsed within one year after the Qualifying Termination; and

(2) if the Qualifying Termination occurs during the Second Period, become fully vested as of the date of such Qualifying Termination as to those Restricted Shares for which the vesting restrictions otherwise would have lapsed within six months after the Qualifying Termination.

(c) The Company will for a period of 18 months (in the case of a Qualifying Termination during the First Period or one year (in the case of a Qualifying Termination during the Second Period) following the Qualifying Termination, continue to provide to the Participant (i) use of an automobile or payment of an automobile allowance in an amount sufficient to compensate the Participant to substantially the same extent as if the Company continued to provide the automobile and (ii) medical and other insurance benefits, in each case to the extent and on substantially the same basis as provided immediately prior to the Qualifying Termination.

Reduction of Payments

      If a Participant’s receipt of any payment and/or non-monetary benefit under the Change in Control Plan (including, without limitation, the accelerated vesting of Stock Options and/or Restricted Shares) (collectively, the “Plan Payments”) would cause him or her to become subject to the excise tax imposed under Section 4999 of the Code (or any interest or penalties incurred by an affected Participant with respect to such excise tax), the Company shall reduce his or her Plan Payments to the extent necessary to avoid the application of such excise tax if (i) the required reduction does not exceed 10% of the aggregate amount of the Plan Payments and (ii) as a result of such reduction, the net benefits to the Participant of the Plan Payments as so reduced (after payment of applicable income taxes) exceeds the net benefit to the Participant of the Plan Payments without such reduction (after payment of applicable income taxes and excise taxes). If a reduction in Plan Payments to a Participant in the amount permitted by clause (i) is insufficient to avoid the application of such excise tax, then such affected Participant shall be entitled to receive an additional “gross-up” payment equal, on an after-tax basis, to the excise tax imposed upon the Plan Payment.

      On terms specified in the Change in Control Plan, the Company reserves the right to contest any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a gross-up payment, and will control all proceedings taken in connection with any such contest.

Administration of the Change in Control Plan

      The Change in Control Plan is currently administered by the Compensation Committee.

Amendment of the Plan

      The Company reserves the right to amend, in whole or in part, any or all of the provisions of the Change in Control Plan by action of the Board at any time; provided, that, no such amendment may reduce the benefits and payments due to any Participant hereunder in the event of a Qualifying Termination.

Successors

      Any successor or assignee to all or substantially all the business or assets of the Company will be required to perform the Company’s obligations under the Change in Control Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.

Any payment or benefit to which a Participant has become entitled under the Change in Control Plan which remains unpaid at the time of such Participant’s death shall be paid to the estate of such Participant when it becomes due.

No Duty to Mitigate

      No Participant entitled to receive a Severance Benefit is required to seek other employment or to attempt in any way to reduce any amounts payable to him or her pursuant to the Change in Control Plan. Severance Benefits will not be reduced by any compensation earned by the Participant as a result of employment by another employer or otherwise.

Rights Under Other Plans, Policies, Practices and Agreements.

      The Change in Control Plan supersedes any other change in control severance plans, policies and/or practices of the Company as to the Participants, other than any individual executed agreement or arrangement between a single Participant and the Company in effect on January 1, 2003 or thereafter, which agreement specifically addresses payments or benefits made or provided upon termination of employment or in connection with a Change in Control (an “Additional Agreement”). If a Participant is due benefits or payments under both an Additional Agreement and the Change in Control Plan and/or where the Change in Control Plan and the applicable Additional Agreement have inconsistent or conflicting terms and conditions, the Participant shall receive the greater of the benefits and payments, and the more favorable terms and conditions to him or her, under the Additional Agreement and the Change in Control Plan, determined on an item-by-item basis.

(iv) Severance Policy

      The Compensation Committee adopted an amendment (the “Amendment”) to the Company’s general severance policy (which previously allowed for a maximum of six week’s severance pay under specified circumstances), applicable only to employees who are domestic vice presidents or above (collectively, “DVPs”), effective February 11, 2003.

Benefits

      If a DVP’s employment with the Company is terminated by the Company without “Cause” (as defined in the Change in Control Plan), and not in connection with (i.e., occurring more than 6 months before or more than two years after) a Change in Control of the Company (as defined in the Change in Control Plan), such DVP will be paid “Severance Payments” ranging from a minimum amount equal to 4 months of such DVP’s base salary in effect on the date of termination, exclusive of any bonuses or commissions (“Current Salary”) to a maximum amount equal to 12 months of such DVP’s Current Salary, depending on the period of time that such DVP was employed by the Company at the time of such termination. The time period on which Severance Payments are based (i.e., 4 months of total employment, 6 months of total employment, etc.) shall be the “Severance Period”. Severance Payments will be paid over the course of the relevant Severance Period in accordance with the Company’s regular salary payment schedule (not in a lump sum).

      During the relevant Severance Period, the Company will continue to provide the terminated DVP with medical and other insurance benefits, in each case to the extent and on substantially the same basis (including relevant payroll deductions) as provided immediately prior to the termination. In addition, for a period of

60 days following the DVP’s termination, the Company will continue to provide to the DVP use of an automobile or an equivalent payment therefore.

Termination of Severance Payments

      If the terminated DVP obtains gainful employment during the Severance Period, Severance Payments will terminate on the date that such new employment commences.

Release, Non-Compete, Non-Hire and Non-Disparagement

      As a condition to the receipt of any Severance Payments, each terminated DVP will be required to execute the Company’s form of General Release of Claims, Non-Compete, Non-Hire and Non-Disparagement Agreement.

Rights Under Other Agreements

      The Amendment supercedes any other agreement between the Company and a DVP that provides for lesser benefits with respect to the type of termination covered thereby in effect on the effective date of the Amendment or thereafter.

(v)	Retention Letters

      The Company issued retention letters dated July 2, 2003, which were later superceded by retention letters dated January 5, 2004 (the “Retention Letters”), to eleven of its officers, including Messrs. Chan, Toolan, Robinson and Bialosky. In accordance with the current Retention Letters, if the Company consummates a Change in Control (as defined in the Change in Control Plan) on or before April 30, 2004 and the recipient of the Retention Letter remains employed by the Company through the consummation of that Change in Control, such recipient will be awarded a specified amount (amounts range from $100,000 to $250,000). If the recipient of the Retention Letter is not employed for any reason by the Company when the Change in Control is consummated, he/she will not be entitled to any payment thereunder. Under the terms of the Retention Letters for the executive officers named in the Summary Compensation Table, Mr. Toolan would be entitled to receive $250,000; Mr. Robinson would be entitled to receive $150,000; and Mr. Chan and Mr. Bialosky would be entitled to receive $100,000 each.

B. Employment Agreements and Arrangements

     Ms. Berrie

      A description of the material components of Ms. Berrie’s compensation arrangement with the Company can be found under “CEO Compensation” under the caption “Compensation Committee Report” above and in the “Summary Compensation Table” above. Ms. Berrie’s annual base salary for 2004 was increased to $450,000. In addition to the foregoing, Ms. Berrie is entitled to participate generally in all pension, retirement, savings, welfare and other employee benefit plans and arrangements provided to other executive officers of the Company, including the Severance Policy, but not including the Change in Control Plan (see “Severance Policy” and “Change in Control Plan” under the caption “Employment Contracts and Employment Plans and Policies” above), and the provision of a car allowance, as described in footnote (2) to the “Summary Compensation Table” above.

     Mr. Chan

      The Company has an agreement with Ricky Chan, Executive Vice President-Global Product Innovation and Sourcing of the Company, under which Mr. Chan will receive the following retirement and life insurance benefits: (i) if Mr. Chan is employed by the Company and reaches the age of 59, he would receive retirement compensation in the amount of $2,750,000 payable to Mr. Chan (or his designated beneficiary) at the rate of $250,000 per year for a period of 11 years, or (ii) if Mr. Chan dies prior to the age of 59 and is employed by the Company at the time of such death, the Company would pay, to Mr. Chan’s designated beneficiary, a lump sum death benefit by means of a life insurance arrangement, in the amount of $1,000,000. In addition to the foregoing benefits, Mr. Chan is entitled to participate generally in all pension, retirement, savings, welfare and other employee benefit plans and arrangements provided to other executive officers of the Company, including the Company’s Change in Control Plan and Severance Policy (see “Severance Policy” and “Change in Control Plan” under the caption “Employment Contracts and Employment Plans and Policies” above) and the provision of a car allowance, as described in footnote (2) to the “Summary Compensation Table” above. Mr. Chan has also agreed to certain non-disclosure and non-compete arrangements in the event of his termination of employment from the Company.

Mr. Toolan

      After being appointed as President-North American Division on February 11, 2003, Mr. Toolan and the Company entered into a new employment agreement (the “New Agreement”), as of such date, which superceded all previous employment agreements. The New Agreement provides for an annual base salary of $350,000, which became effective as of May 8, 2003 and which is subject to periodic review. In addition to the payment of his base salary, the New Agreement provides that he is eligible to participate in an annual incentive compensation program that entitles him to receive a cash bonus payment of up 100% of his base salary (the “Cash Bonus”). The percentage of base salary that will be used to calculate the maximum potential Cash Bonus amount achievable by Mr. Toolan (the “Toolan Applicable Percentage”) will be established periodically by the Compensation Committee based on his salary level, his responsibilities to the Company, past performance, and other factors deemed relevant by the Committee. The Cash Bonus is comprised of three different elements: (i) 50% of the Cash Bonus (i.e. 50% of the amount determined by multiplying Mr. Toolan’s base salary by the Toolan Applicable Percentage) is based on the achievement of specified budgeted domestic operating profit and net sales levels; (ii) up to 30% of the Cash Bonus is based on the achievement of specified individual performance objectives, as determined by the Compensation Committee; and (iii) up to 20% of the Cash Bonus is based on the achievement of specified individual initiatives and contributions that clearly affect sales, profitability, expenses and other efficiencies in the Company, as determined by the Compensation Committee. To receive the Cash Bonus, Mr. Toolan must be an active employee at the time of the payment.

      At the commencement of Mr. Toolan’s employment with the Company, he was awarded stock options equal to 40% of his base salary. For 2002 and 2003, Mr. Toolan was eligible to participate in the 1999 SORSP and received 3,550 and 3,551 stock options thereunder in each such year, respectively, which was equal to 40% of his then-current base salary. In addition, on January 2, 2003, Mr. Toolan was awarded 10,000 performance stock options, under his prior employment agreement, as a result of achievement by the Company of specified levels of domestic operating profit. No additional grants of performance stock options are contemplated by the New Agreement. On May 8, 2003, under the New Agreement, Mr. Toolan was awarded 40,000 stock options, which vest ratably over five years from the date of the grant and expire ten years from the date of vesting (see also “2003 Option Grants” table below for more information with respect to the terms of the grant). Future grants of stock options may be awarded to Mr. Toolan at the discretion of the Compensation Committee. Mr. Toolan’s prior employment agreement also entitled him to receive, under the 1999 SORSP or the 2004 Plan, restricted stock with a fair market value equal to $100,000 on the date of the grant in each of five consecutive years beginning in year 2002. Mr. Toolan was issued 3,227 shares of restricted stock in 2002, and 2,873 shares of restricted stock in 2003. Subject to the provisions of the 1999 SORSP and the Company’s Change in Control Plan (see “Change in Control Plan” under the caption “Employment Contracts and Employment Plans and Policies” above), such restricted stock shall vest one-third each year, beginning in the year following the respective stock grant, until fully vested. Such annual awards continue under the New Agreement through 2006. With respect to the option and stock grants described above, Mr. Toolan must be an active employee at the time of the grant.

      The New Agreement also entitles Mr. Toolan to participate generally in all pension, retirement, savings, welfare and other employee benefit plans and arrangements provided to other executive officers of the Company, including the provision of a car allowance, as described in footnote (2) to the “Summary Compensation Table” above. If Mr. Toolan’s employment is terminated for a reason other than cause or voluntary resignation as defined under the New Agreement, Mr. Toolan will receive six months’ severance pay at Mr. Toolan’s then current salary rate or, in lieu thereof, Mr. Toolan is eligible for the Company’s Severance Policy (see “Severance Policy” under the caption “Employment Contracts and Employment Plans and Policies” above). Mr. Toolan is also eligible to participate in the Company’s Change in Control Plan (see “Change in Control Plan” under the caption “Employment Contracts and Employment Plans and Policies” above). Mr. Toolan has further agreed to certain non-compete arrangements in the event of his termination of employment from the Company.

Mr. Robinson

      On February 11, 2003, Mr. Robinson was appointed as President of International Division, and, effective as such date, the Company entered into an employment arrangement with Mr. Robinson. On May 8, 2003, Mr. Robinson’s annual base salary was increased to $256,070 (represents 157,388 pounds sterling converted at the February 11, 2003 exchange rate of $1.627 = £1), which is subject to periodic review. In addition to the payment of his base salary, effective February 11, 2003, Mr. Robinson became eligible to participate in an annual incentive compensation program that entitles him to receive a cash bonus payment of up to 100% of his base salary (the “Cash Bonus”). The percentage of base salary that will be used to calculate the maximum potential Cash Bonus amount achievable by Mr. Robinson (the “Robinson Applicable Percentage”) will be established periodically by the Compensation Committee based on his salary level, his responsibilities to the Company, past performance, and other factors deemed relevant by the Committee. The Cash Bonus is comprised of three different elements: (i) up to 50% of the Cash Bonus (i.e. up to 50% of the amount determined by multiplying Mr. Robinson’s base salary by the Robinson Applicable Percentage) is based on the achievement of specified budgeted Europe operating profit and Europe net sales levels; (ii) up to 20% of the Cash Bonus is based on the achievement of specified individual performance objectives, as determined by the Compensation Committee; and (iii) up to 30% of the Cash Bonus is based on the achievement of individual initiatives and contributions that clearly affect sales, profitability, expenses and other efficiencies in the Company, as determined by the Compensation Committee. To receive the bonus, Mr. Robinson must be an active employee at the time of the payment.

      On May 8, 2003, pursuant to this employment arrangement, Mr. Robinson was also awarded (i) 30,000 stock options, which vest ratably over five years from the date of the grant and expire ten years from the date of vesting (see also “2003 Option Grants” table below for more information with respect to the terms of the grant). Future grants of stock options may be awarded to Mr. Robinson at the discretion of the Compensation Committee; and (ii) 1,496 shares of restricted stock, which stock vests ratably over three years from the date of the grant, until fully vested. In the event of death, disability or retirement while in the employ of the Company, the restrictions on any non-vested stock will lapse as of the date of such event. If Mr. Robinson’s employment with the Company is terminated for reasons other than death, disability or retirement, any non-vested restricted stock is subject to forfeiture, subject to the provisions of the Company’s Change in Control Plan (see “Change in Control Plan” under the caption “Employment Contracts and Employment Plans and Policies” above). No additional grants of restricted stock are required to be made under Mr. Robinson’s current employment arrangement with the Company.

      Mr. Robinson’s employment arrangement also entitles him to participate generally in all pension, retirement, savings, welfare and other employee benefit plans and arrangements provided to other executive officers of the Company, and as in accordance with the laws of the United Kingdom, including the provision of a car allowance, as described in footnote (2) to the “Summary Compensation Table” above. In addition, Mr. Robinson is also eligible to participate in the Company’s Change in Control Plan, but is not eligible to participate in the Severance Policy (see “Change in Control Plan” and “Severance Policy” under the caption “Employment Contracts and Employment Plans and Policies” above).

Mr. Bialosky

      Mr. Bialosky, who joined the Company on April 4, 2003, currently serves as Senior Vice President-National Accounts. His employment agreement provides for an annual base salary of $280,000, which is subject to periodic review. In addition, Mr. Bialosky is eligible to participate in the Company’s bonus pool and to receive a cash bonus equal to up to 50% of his base salary based upon the Company’s achievement of certain operating profit targets from its core domestic business. (See “Cash Bonuses” under the caption “Compensation Committee Report” for a description of this bonus pool.) In 2003, the bonus pool was insufficient to pay eligible participants a full bonus and, consequently, Mr. Bialosky was awarded $65,940, representing 23.6% of his base salary for such year, pro rated based upon his date of hire.

      On his date of hire, Mr. Bialosky was awarded (i) 25,000 stock options, which vest ratably over five years from the date of the grant and expire ten years from the date of vesting (see also “2003 Option Grants” table below for more information with respect to the terms of the grant); and (ii) 1,534 shares of restricted stock, which stock vests ratable over three years from the date of the grant, until fully vested. Any non-vested restricted stock is subject to forfeiture, subject to the provisions of the Company’s Change in Control Plan (see “Change in Control Plan” under the caption “Employment Contracts and Employment Plans and Policies” above), if Mr. Bialosky’s employment with the Company is terminated.

      Mr. Bialosky’s employment agreement also entitles him to participate generally in all pension, retirement, savings, welfare and other employee benefit plans and arrangements provided to other executive officers of the Company, including the Severance Policy (see “Severance Policy” under the caption “Employment Contracts and Employment Plans and Policies” above), and the provision of a car allowance, as described in footnote (2) to the “Summary Compensation Table” above. In addition, Mr. Bialosky is also eligible to participate in the Company’s Change in Control Plan (see “Change in Control Plan” under the caption “Employment Contracts and Employment Plans and Policies” above).

2003 OPTION GRANTS

      The following table sets forth the options granted to the officers named in the Summary Compensation Table of the Company during the year ended December 31, 2003.

	Individual Grants					Potential Realizable
						Value at Assumed
	Number of		Percent of			Annual Rates of
	Securities		Total Options			Stock Price
	Underlying		Granted			Appreciation for 10
	Options		to Employees	Exercise or		Year Option Term
	Granted		in Fiscal	Base Price	Expiration
Name	(#)		Year	($/Share)	Date	5%($)	10%($)

Angelica Berrie	1,477	(1)	0.48%	$34.80	1/2/2013	$32,325	$81,918
Ricky Chan	3,954	(1)	1.29	34.80	1/2/2013	86,535	219,297
John Toolan	3,551	(2)	1.16	34.80	1/2/2013	77,715	196,946
	10,000	(3)	3.27	34.80	1/2/2013	218,854	554,622
	8,000	(4)	2.62	33.42	5/8/2014	168,140	426,102
	8,000	(4)	2.62	33.42	5/8/2015	168,140	426,102
	8,000	(4)	2.62	33.42	5/8/2016	168,140	426,102
	8,000	(4)	2.62	33.42	5/8/2017	168,140	426,102
	8,000	(4)	2.62	33.42	5/8/2018	168,140	426,102
Chris Robinson	1,567	(1)	0.51	34.80	1/2/2013	34,294	86,909
	6,000	(5)	1.96	33.42	5/8/2014	126,105	319,577
	6,000	(5)	1.96	33.42	5/8/2015	126,105	319,577
	6,000	(5)	1.96	33.42	5/8/2016	126,105	319,577
	6,000	(5)	1.96	33.42	5/8/2017	126,105	319,577
	6,000	(5)	1.96	33.42	5/8/2018	126,105	319,577
Jeffrey Bialosky	5,000	(6)	1.63	32.59	4/4/2014	102,478	259,700
	5,000	(6)	1.63	32.59	4/4/2015	102,478	259,700
	5,000	(6)	1.63	32.59	4/4/2016	102,478	259,700
	5,000	(6)	1.63	32.59	4/4/2017	102,478	259,700
	5,000	(6)	1.63	32.59	4/4/2018	102,478	259,700

(1)	All referenced options were granted under the 1999 SORSP and vest and become exercisable one year from the date of grant. In general, the options are exercisable for ten years from the date of the grant. In any 12-month period, an option holder may exercise no more than the number of options received in the most recent grant plus one-third of the option holder’s remaining exercisable options. In the event of retirement, disability or death while in the employ of the Company or within one year after retirement, all such unexercised options vest and may be exercised for up to one year (or the exercise period, if shorter) after such event. If the option holder’s employment is terminated for any other reason, any unexercised options will be cancelled immediately, except that if employment is terminated by the Company for other than “Cause” (as defined in the plan), vested options may be exercised within 30 days of the termination date (or the option period, if shorter). Other provisions governing the grants are set forth in the plan.

(2)	The referenced options were awarded to Mr. Toolan on January 2, 2003 pursuant to Mr. Toolan’s employment agreement. The options were granted under the 1999 SORSP and are governed by the provisions set forth in footnote (1) above.

(3)	Pursuant to Mr. Toolan’s employment agreement, the referenced options were awarded to Mr. Toolan on January 2, 2003 as a result of achievement by the Company of specified levels of domestic operating profit. The performance options vest and become exercisable one year from the date of grant. In general, the options are exercisable for ten years from the date of the grant. In the event of retirement, disability or death while in the employ of the Company or within one year after retirement, all such unexercised options vest and may be exercised for up to one year (or the exercise period, if shorter) after such event. Upon termination of employment for any other reason, unexercised options are cancelled, provided that if employment is terminated for any reason other than “Cause” (as defined in the option agreement governing the award), vested options may be exercised within 30 days of the termination date (or the option period, if shorter). The provisions set forth in the preceding two sentences shall be referred to hereinafter as the “Termination Consequences”. The Compensation Committee may, at any time, limit the number of shares of Common Stock that Mr. Toolan may purchase by the exercise of these options, and, in addition, in any 12-month period, with respect to this option and any other options granted under the 1999 SORSP, Mr. Toolan may exercise no more than the number of these options plus one-third of his remaining exercisable options granted under the 1999 SORSP.

(4)	Represents part of a single grant of options to purchase 40,000 shares of Common Stock, awarded to Mr. Toolan on May 8, 2003 in accordance with the terms of his employment agreement. The options vest and become exercisable ratably over 5 years from the date of grant (8,000 per year). In general, the options are exercisable for ten years from the date of vesting. The Termination Consequences apply to this grant. If Mr. Toolan is a participant in the Company’s Change in Control Plan and there is a conflict between the foregoing and the terms of the Change in Control Plan, the terms more favorable to Mr. Toolan shall govern.

(5)	Represents part of a single grant of options to purchase 30,000 shares of Common Stock, awarded to Mr. Robinson on May 8, 2003 in accordance with the terms of his employment arrangement. The options vest and become exercisable ratably over 5 years from the date of grant (6,000 per year). In general, the options are exercisable for ten years from the date of vesting. The Termination Consequences apply to this grant. If Mr. Robinson is a participant in the Company’s Change in Control Plan and there is a conflict between the foregoing and the terms of the Change in Control Plan, the terms more favorable to Mr. Robinson shall govern.

(6)	Represents part of a single grant of options to purchase 25,000 shares of Common Stock, awarded to Mr. Bialosky on April 4, 2003 in accordance with the terms of his employment agreement. The options vest and become exercisable ratably over 5 years from the date of grant (5,000 per year). In general, the options are exercisable for ten years from the date of vesting. In order to exercise any vested portion of this option, the optionee must be in the active employment of the Company on the date of exercise, provided, however, if employment is terminated for any reason other than “Cause” (as defined in Mr. Bialosky’s employment agreement with the Company), vested options may be exercised within 30 days after such termination date (or the option period, if shorter). If employment is terminated for Cause, unexercised options are cancelled. If Mr. Bialosky is a participant in the Change in Control Plan, and there is a conflict between the foregoing and the terms of the Change in Control Plan, the terms more favorable to Mr. Bialosky shall govern.

AGGREGATED OPTION EXERCISES IN 2003 AND

YEAR-END OPTION VALUES

      The following table sets forth option exercises during 2003 and year-end option values for the officers named in the Summary Compensation Table of the Company based upon the closing price of the Common Stock of the Company on the New York Stock Exchange on December 31, 2003 ($33.90).

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-The-Money
			Options	Options
	Shares Acquired	Value	At Fiscal Year-End(#)	At Fiscal Year-End($)
Name	on Exercise(#)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)

Angelica Berrie	873	$16,347	10,459/1,477	$136,032/$0
Ricky Chan	–0–	–0–	9,936/3,954	$69,667/$0
John Toolan	–0–	–0–	8,507/53,551	$68,412/$19,200
Chris Robinson	–0–	–0–	7,043/31,567	$63,633/$14,400
Jeffrey Bialosky	–0–	–0–	0/25,000	$0/$32,750

(1)	Value is calculated by determining the difference between the price of the Common Stock underlying the options on the New York Stock Exchange at December 31, 2003 and the exercise or base price of the options on such date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In accordance with an agreement executed between the Company and Andrew Gatto effective April 9, 2004 (the “Agreement”), Mr. Gatto will become the President and Chief Executive Officer of the Company effective as of June 1, 2004 or such earlier date as the parties may agree (the “Commencement Date”) at an annual base salary of $650,000 per year (the Board may consider annual increases in its discretion). Pursuant to the terms of the Agreement, Mr. Gatto is also eligible to earn (i) an annual incentive compensation amount (an “IC Award”), ranging from zero to 80% of base salary, based on the operating income results for the immediately preceding fiscal year (with a guarantee that such bonus for 2004 will not be less than $300,000 (pro-rated for the number of days Mr. Gatto was employed by the Company in 2004) (the “2004 Guaranteed Amount”) and that such bonus for 2005 will not be less than the excess, if any, of $300,000 over such bonus amount paid with respect to 2004 (the “2005 Guaranteed Amount”)); (ii) an annual merit bonus (the “MB”) in a maximum amount equal to 20% of base salary should a set of strategic objectives pre-determined by the Compensation Committee of the Board in its discretion be achieved (such bonus, if payable in 2004, to be pro-rated as described above); and (iii) a one time bonus of $500,000 (the “SB”) in the event that the Company achieves operating income or specified earnings targets in excess of a target to be agreed by Mr. Gatto and the Board in each of two consecutive calendar years prior to January 2009 and sales for the second of those years equals or exceeds sales for the previous year. In addition to the foregoing, the Agreement provides that on the Commencement Date, Mr. Gatto will be granted a ten (10) year stock option (the “Option”) to purchase 250,000 shares of Company Common Stock at the closing market price on the date of grant, which options vest ratably over five years. Mr. Gatto is entitled to participate generally in all pension, retirement, savings, welfare and other employee benefit plans and arrangements provided to other executive officers of the Company on terms no less favorable than those provided to such officers, and the provision of a car allowance. In addition, the Company will provide Mr. Gatto with a key man insurance policy in an amount equal to the lesser of (x) $3,500,000 and (y) the maximum amount that can be purchased for a premium of $15,000 annually, and reimbursement for up to $6,000 per year for certain long term disability policy premiums.

      In the event of the termination of Mr. Gatto’s employment by the Company with Cause or by Mr. Gatto without Good Reason (each as defined in the Agreement), Mr. Gatto will be entitled to receive amounts earned, accrued or owed to him as of the date of termination (including base salary) but not yet paid and other benefits, if any, in accordance with applicable Company policy. In addition, any unvested portion of the Option shall immediately terminate and any unexercised, vested portion of the Option shall remain exercisable for the shorter of 30 days or the remaining term of such Option.

      If Mr. Gatto’s employment under this Agreement is terminated by the Company without Cause or by reason of the Disability of Mr. Gatto, or by Mr. Gatto for Good Reason, whether or not in connection with change of control, or by reason of Mr. Gatto’s death (each as defined in the Agreement), Mr. Gatto shall be entitled to receive the following:

(i) amounts earned, accrued or owed to Mr. Gatto (including base salary), as of the date of termination but not yet paid;

(ii) other benefits, if any, in accordance with applicable Company policy;

(iii) an amount equal to 200% of his annual base salary at the time of the termination;

(iv) (x) if the termination occurs on or prior to the second anniversary of the Commencement Date, payment of (A) an amount equal to the pro-rata portion (based upon the portion of the fiscal year during which he was employed) of an IC Award equal to 40% of his base salary at the time of the termination, and (B) an amount equal to 200% of an IC Award equal to 40% of his base salary at the time of the termination; and (y) if the termination occurs after the second anniversary of the Commencement Date, payment of (A) an amount equal to the pro-rata portion of the IC Award otherwise payable to him for the year in which such termination occurs, determined using the actual operating income achieved in the year in which the termination occurs and (B) an amount equal to 200% of the IC Award actually earned by him with respect to the last full fiscal year of his employment. Notwithstanding the foregoing, if the termination occurs during 2004, the amount payable pursuant to clause (x)(A) above shall be no less than the 2004 Guaranteed Amount, and if such termination occurs during 2005, the amount payable pursuant to clause (x)(A) above shall be no less than the 2005 Guaranteed Amount;

(v) an amount equal to the pro-rata portion of the MB earned by Mr. Gatto for the year of termination;

(vi) if the termination occurs during or after the second year in which the SB would have been earned had Mr. Gatto’s employment not been terminated, he will be entitled to an amount equal to a pro-rata portion (based upon the portion of the two fiscal years in which the SB was earned during which he was employed) of the SB amount otherwise payable to him had his employment not been terminated. If his employment is terminated for any reason prior to such second year in which the SB would have been earned had his employment not been terminated, Mr. Gatto shall not be entitled to any portion thereof.

      In addition, in the event of such termination, the unexercised portion of the Option, whether or not vested, shall become vested and immediately exercisable for a period of two years or the remaining term of the Option, whichever is shorter.

      The warehouse, office and distribution facilities set forth below are leased to the Company as follows: (1) the Petaluma, California facility is leased to the Company by the personal representatives1 of the Estate of Mr. Russell Berrie on its behalf; title to such property will pass to The Russell Berrie 2002A Trust2; beneficiaries of such trust include Angelica Berrie and The Russell Berrie Foundation, a New Jersey Nonprofit Corporation (the “Foundation”), (2) the South Brunswick, New Jersey facility is leased to the Company by the Executors3 on behalf of the Estate; Angelica Berrie holds the sole beneficial interest in these premises, (3) the Oakland, New Jersey facility is leased to the Company by a partnership directly or indirectly owned by the Executors on behalf of the Estate (beneficiaries of the Estate include, among others, Angelica Berrie and the Foundation), Murray Berrie, the brother of the late Mr. Russell Berrie, Mr. Russell Berrie’s children, Leslie Berrie, Scott Berrie and Richard Berrie, and various other relatives of Mr. Russell Berrie; and (4) the Hounsdown, United Kingdom facility is leased to the Company’s wholly-owned subsidiary, Russ Berrie (U.K.) Limited, by Hounsdown, Inc., a New Jersey corporation. Angelica Berrie is the sole beneficial owner of Hounsdown, Inc. as distributee under The Russell Berrie 2002A Trust, subject to administration by the Executors of the Estate and by the trustees of said trust. The Company believes that the terms of those leases are no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company is also a guarantor of mortgage loan payments on the facilities in South Brunswick and Oakland, New Jersey and, in connection therewith, has executed guarantees with respect to both facilities and has established a letter of credit with respect to the South Brunswick facility to secure such payment obligations. The aggregate amount outstanding on the loans as of December 31, 2003 was $7,080,000.

      The table below lists such facilities, the current rentals and the lease expiration dates.

	Annual
Facility	Rental[4]		Lease Expiration[5]

Petaluma, California	$937,000		June 30, 2005
Oakland, New Jersey	687,068	[6]	March 31, 2009
South Brunswick, New Jersey	2,478,522		May 31, 2004
Hounsdown, United Kingdom	1,859,122	[7]	April 1, 2022

Total	$5,961,712

[1]	On June 17, 2003, an Order for Probate of a Non-Domiciliary Decedent’s Will was granted by the Superior Court of California in the County of Sonoma appointing Angelica Berrie, Myron Rosner and Ilan Kaufthal as personal representatives to the Estate Of Russell Berrie.

[2]	The trustees of such trust are Angelica Berrie, Myron Rosner, Ilan Kaufthal, Raphael Benaroya, Josh Weston, and Norman Seiden.

[3]	The executors of the Estate are Angelica Berrie, Myron Rosner, and Ilan Kaufthal.

[4]	Reflects base rental obligations. Does not include payments for real estate taxes and certain other items applicable to the premises.

[5]	Renewal and early termination options for each lease, if applicable, are as follows: (i) the Petaluma lease has a one year renewal option, which the Company must exercise by notice no later than August 1, 2004; (ii) the Oakland lease can be terminated by the Company at any time upon 24 months advance written notice; and (iii) the Hounsdown lease allows Russ Berrie (U.K.) Ltd. to terminate the lease at the expiration of the tenth year of the term, upon not less than 12 months prior written notice.

[6]	The initial lease, which provided for an annual base rent of $439,285 expired on March 31, 2004. The annual rental increases to the amount set forth in the table commencing April 1, 2004, resulting from an extension of the initial lease. The annual rental is subject to further annual adjustments commencing April 1, 2005, in an amount equal to the increase in the cost of living, as estimated by the U.S. Bureau of Labor Statistics Consumer Price Index, but in no event greater than 3% of the previous year’s rent.

[7]	Represents rental of 1,041,000 pounds sterling converted at the December 31, 2003 exchange rate of $1.7859 = £1. The annual rental under this lease is subject to periodic review for potential adjustment to then-current market rates.

      The Company paid $466,270 during 2003 to Wilentz, Goldman & Spitzer, P.A. (“Wilentz”), a law firm that provides legal services to the Company. Mr. Rosner, who is deemed to beneficially own more than five percent of the Company’s Common Stock, is a shareholder and director of Wilentz. See note 2 to “Security Ownership of Certain Beneficial Owners,” above.

      In 2003, the Company paid a total of $52,454, including expenses, to Mr. Wallace Berrie, d/b/a/ Wallace Berrie and Company, to act as a consultant to the Company. Mr. Wallace Berrie no longer acts as a consultant to the Company. Mr. Wallace Berrie is the brother-in-law of Ms. Angelica Berrie.

      Brett Berrie, the step-son of Angelica Berrie, is employed by the Company as a Regional Account Executive, and received aggregate compensation from the Company in the amount of $68,429 in 2003.

      Gregorio Urra, the brother of Angelica Berrie, is employed by Tri-Russ International (Hong Kong) Limited, a wholly-owned subsidiary of the Company, as a Director of Product Development, and received aggregate compensation from the Company in the amount of $116,931 in 2003.

      Juan Lorenzo Urra, the brother of Angelica Berrie, is employed by Tri-Russ International (Hong Kong) Limited, a wholly-owned subsidiary of the Company, as a Sales Manager, and received aggregate compensation from the Company in the amount of $75,836 in 2003.

      The Company paid $85,509 during 2003 to Automatic Data Processing, Inc. (“ADP”), a computerized transaction processing, data communication and information services company that provides payroll services to the Company. Mr. Weston, a member of the Company’s Board of Directors and Chairman of the Company, is Honorary Chairman of ADP.

      The Company entered into an agreement dated September 21, 2000 with Charles Klatskin Company, Inc. to provide real estate brokerage services with respect to certain potential real estate transactions. The agreement provides that, unless otherwise agreed in writing, Charles Klatskin Company, Inc. will receive compensation only from the landlord or seller of the real estate transaction. Mr. Charles Klatskin, a member of the Company’s Board of Directors, is Chairman and President of Charles Klatskin Company, Inc. In 2003, Mr. Klatskin did not receive any compensation with respect to this agreement.

      Bear, Stearns & Co. Inc. (“Bear Sterns”) had been retained by the Company as its exclusive financial advisor to explore various strategic alternatives that may have been available to the Company, however, with the arrival of a new Chief Executive Officer, the Company has terminated its exploration of such strategic alternatives. In addition, from time to time, the Company consults with or engages Bear Stearns to provide financial consulting services, including advice relating to potential acquisitions. Since 2001, the Company has retained Bear Stearns Asset Management, Inc. (an affiliate of Bear Stearns) as one of its investment fund managers. Bear Stearns Asset Management, Inc. manages approximately $47,000,000 of cash balances for the Company. Mr. Kaufthal, a member of the Company’s Board of Directors, is Vice Chairman-Investment Banking of Bear Stearns.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s officers and directors, and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended December 31, 2003, all filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with on a timely basis except that (i) Lynn Bergin, Vice President-Administration, filed a late report on Form 3 with respect to becoming an officer on June 30, 2003; (ii) Charles Klatskin, a member of the Company’s Board of Directors, filed a late report on Form 4 with respect to one transaction on January 2, 2003 for the grant of 3,000 stock options; (iii) Sidney Slauson, a member of the Company’s Board of Directors, filed a late report on Form 4 with respect to two transactions on January 2, 2003 , and May 16, 2003, for the grant of 3,000 stock options and 2,000 stock options, respectively; and (iv) The Russell Berrie Foundation, a New Jersey Nonprofit Corporation, which owns beneficially more than ten percent of the Company’s Common Stock, filed a late report on Form 5 with respect to gifts made by the Foundation of an aggregate of 235,728 shares of Common Stock on June 30, 2003.

OTHER MATTERS

      The Board of Directors knows of no business to be presented at the meeting other than that set forth in the accompanying Notice of Annual Meeting of Shareholders. However, if other matters properly come before the meeting, or any adjournment thereof, the holders of the proxies intend to vote the proxies in accordance with their best judgment on such matters.

VOTING PROCEDURES

      Election of Directors: Directors are elected by a plurality of the votes cast at the annual meeting. Only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee’s achievement of a plurality, but will be counted for quorum purposes.

      Other Matters: The affirmative vote of the holders of a majority of the shares of Common Stock voting at the meeting (in person or by proxy) is required for a particular matter to be deemed an act of the shareholders. Shares electing to abstain are considered present at the meeting for the particular matter, but since they are not affirmative votes for the matter, abstentions have the same effect as votes against the matter. In the event of broker non-votes, shares are considered present at the meeting for quorum purposes only. Broker non-votes are not counted in respect of the matter, but have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

SHAREHOLDER PROPOSALS

      In order to be included in the proxy statement and form of proxy relating to the 2005 Annual Meeting of Shareholders, proposals of shareholders intended to be presented at such meeting must be received by the Company on or before December 11, 2004. Any such proposals should be submitted in writing to: Secretary, Russ Berrie and Company, Inc., 111 Bauer Drive, Oakland, New Jersey 07436. Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in the Company’s proxy materials are required to provide advance notice of such proposal to the Company at the aforementioned address on or before February 24, 2005.

By Order of the Board of Directors,

ARNOLD S. BLOOM
Secretary

Oakland, New Jersey
April 9, 2004

APPENDIX A

RUSS BERRIE AND COMPANY, INC.

2004

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

I.	Purpose

      The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to assist the Board in fulfilling its oversight responsibility by monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the independence, qualifications and performance of the Company’s independent auditors, (4) the performance of the Company’s internal audit function, (5) the investments made by the Company, and (6) any transactions between related parties (including, without limitation, officers, directors and principal shareholders) and the Company, other than normal and usual employment compensation arrangements with the Company.

      The Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

      The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.	Composition

      The Committee shall be comprised of at least three directors appointed by the Board, each of whom shall be independent directors and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. “Independence” for Committee members shall be as defined under both the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange, as such definition may be amended from time to time. All members of the Committee shall be financially literate as determined by the Board in its business judgment and at least one member of the Committee shall have accounting or related financial management expertise, as the Board interprets such qualifications in its business judgment. In addition, at lease one member of the Committee shall be a financial expert, as defined by the Securities and Exchange Commission. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Company or an outside consultant.

      The members of the Committee shall be elected by the Board at a meeting of the Board prior to the annual meeting of shareholders of the Company annually on the recommendation of the Nominating/ Governance Committee and shall serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership. Committee members may be replaced by the Board at any time, with or without cause.

III.	Meetings

      The Committee shall meet as often as the Board or Committee deem necessary; however, no less than once each fiscal quarter. In an effort to foster open communication, the Committee should meet at least annually with the Chief Financial Officer and other members of financial management, the Vice President of the internal auditing department and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee should meet with the independent auditors and management quarterly to review the Company’s financial statements (consistent with IV.4 below). The Committee shall make regular reports of its meetings to the Board and all actions of the Committee shall require affirmative vote of a majority of those members present at a meeting at which a quorum of the Committee, defined as a majority of the entire Committee, is present.

IV.	Responsibilities and Duties

      To fulfill its responsibilities and duties the Committee shall:

     Documents and Reports Review

      1. Review, at least annually, and recommend any amendments to this Charter periodically as conditions dictate and submit to the Board for approval.

      2. Review and discuss with management and the independent auditor prior to issuance, (i) the Company’s annual audited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K, and if not, what corrective actions need to be taken to permit such inclusion, and (ii) any reports or other financial information submitted to the public, including any certification, report, opinion, or review rendered by the independent auditors.

      3. Review the regular internal reports to management prepared by the internal auditing department and the independent auditor’s recommendations, if any, for improvements to the internal control structure and management’s response.

      4. Review, and discuss with management and the independent auditor the earnings press releases (paying particular attention to any use of “pro-forma” or “adjusted,” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies, prior to issuance. Review and discuss with management and the independent auditors the quarterly financial statements to be included in the Form 10-Q prior to its filings, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the results of the independent auditor’s reviews of the quarterly financial statements.

      5. Prepare the report of the Audit Committee required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

     Independent Auditors

      6. The Audit Committee shall have the sole authority to retain and replace the Company’s independent auditors, and to approve, in advance, all audit engagement fees and terms, as well as all permitted (under the Securities Exchange Act of 1934, as amended) non-audit engagements with the independent auditors. On a periodic basis, but not less than on an annual basis, the Committee should review and evaluate the independent auditors’ annual confirmation of its status as a registered public accounting firm and its independence, both as defined in the Sarbanes-Oxley Act of 2002, as amended from time to time, and discuss with the independent auditors all relationships the independent auditors have with the Company to determine whether such relationships effect the auditors’ independence. The independent auditors are ultimately accountable to the Committee.

      7. Review and evaluate the qualifications and performance of the independent auditors, including the lead partner of the independent auditor and the senior members of the independent auditor team. In making its evaluation, the Committee should take into account the opinions of management and the Company’s internal auditors (or other personnel responsible for the internal audit function). The Committee should present its conclusions with respect to the independent auditor and report all actions taken with respect to the engagement or termination of the independent auditor to the full Board.

      8. Periodically consult separately with each of management, internal auditors (or other personnel responsible for the internal audit function), and the independent auditors about internal controls, the completeness and accuracy of the Company’s financial statements and any other issues warranting Committee attention.

      9. Receive from the independent auditors any report required by Section 10A of the Securities Exchange Act of 1934, as amended, and, at least annually, where applicable, request from the independent auditors confirmation that no such report is required.

      10. Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, “Communication with Audit Committees” as updated by SAS No. 90, “Audit Committee Communications” relating to the conduct of the audit.

      11. Periodically, but at least annually, obtain and review a report by the independent auditor describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

      12. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating (i) the lead audit partner, (ii) the reviewing audit partner or (iii) the independent auditing firm on a regular basis, in case of (i) and (ii) above, after periods shorter than those required by law.

      13. Set clear hiring policies for employees or former employees of the independent auditors.

      14. Determine the appropriate level of funding from the Company for payment of (I) compensation (A) to the independent auditors engaged by the Company to prepare or issue an audit report or perform other audit, review or attest services for the Company and (B) to any advisors employed by the Committee as permitted hereunder and (II) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

     Financial Reporting Processes

      15. In consultation with the independent auditors and the internal auditors, review the integrity of the Company’s financial reporting processes, both internal and external.

      16. Consider management’s and the independent auditor’s judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

      17. Review and discuss (and approve, where appropriate) with management and the independent auditor (i) major issues regarding accounting principles and financial statement presentation, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including the development, selection and disclosure of critical accounting estimates, and analysis of the effects of alternative assumptions, estimates or GAAP methods on the financial statements; and (iii) the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the financial statements of the Company. Consider and review the impact of changes to auditing standards or practices and their impact on the audit scope or strategy, if any, with the independent auditors.

      18. Review and discuss periodically with management the Company’s major financial risk exposures, the steps taken to monitor and control such exposures and policies with respect to risk assessment and risk management.

     Process Improvement

      19. Establish regular and separate systems of reporting to the Committee by each of management, the independent auditors and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

      20. Following completion of the annual audit, review separately with each of management, the independent auditors and the internal auditing department any audit problems or difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to requested information and management’s response.

      21. Review with the independent auditor any significant disagreement among management and the independent auditors or the internal auditing department, including, but not limited to, any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise); any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the audit firm to the Company. The review should also include a discussion of the responsibilities, budget, and staffing of the Company’s internal audit function.

      22. Review with the independent auditors, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.

      23. Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

     Ethical and Legal Compliance

      24. Review the systems that management has in place to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations, and the public, satisfy relevant legal requirements.

      25. Review plans, activities, organizational structure, and qualifications of the internal audit department. Review the appointment and replacement of the senior internal auditing executive.

      26. Review with the Company’s General Counsel any legal matter that could have a significant impact on the Company’s financial statements, the Company’s compliance policies, including corporate securities trading policies, and any material reports or inquiries received from regulators or governmental agencies.

      27. Report regularly to the Board, including a review with the Board of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function.

      28. Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiaries/foreign affiliated entities are in conformity with applicable legal requirements . Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations.

      29. Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

      30. Conduct an annual performance evaluation of the Committee.

      31. Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits in accordance with generally accepted auditing standards or to determine that the Company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditors. The Committee, however, shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm (including the resolution of disagreements between management and the independent auditors regarding financial reporting) employed for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and each such registered public accounting firm must report directly to the Committee.

PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
RUSS BERRIE AND COMPANY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Proxy for Annual Meeting of Shareholders, May 5, 2004

The undersigned hereby appoints Angelica Berrie and Josh Weston, and each of them, as proxies with full power of substitution and resubstitution, and hereby authorizes them to represent and to vote as designated below the shares of Common Stock of Russ Berrie and Company, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Russ Berrie and Company, Inc., to be held on Wednesday, May 5, 2004 at 2:00 p.m. at Russ Berrie and Company, Inc., 111 Bauer Drive, Oakland, New Jersey, and at any adjournments or postponements thereof.

		For	Withhold	For All
		All	All	Except
1.	Election of the directors to serve until the 2005 Annual Meeting of Shareholders and until their successors are elected and qualified.

Nominees:
Raphael Benaroya, Angelica Berrie,Carl Epstein,
Andrew R. Gatto, Ilan Kaufthal, Charles Klatskin,
Joseph Kling, William A. Landman, Sidney Slauson
and Josh Weston

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2.	In their discretion, the proxies are authorized to vote upon all other matters which may properly come before the annual meeting or any adjournments or postponements thereof.
A vote FOR all nominees is recommended.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE MEETING.

Please be sure to sign and date this Proxy in the box below.	Date

Shareholder sign above	Co-holder (if any) sign above

IMPORTANT:Please sign exactly as name appears above. When shares are held by joint tenants, both owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please sign your name and indicate your full title as such. If an entity, please sign in full entity name by an authorized person, indicating his/her title.

     THIS PROXY WHEN PROPERLY SIGNED WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS SPECIFIED,THIS PROXY WILL BE VOTED AS TO ALL SHARES OF THE UNDERSIGNED “FOR”THE ELECTION OF THE BOARD’S NOMINEES AS DIRECTORS;AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

   Detach above card, sign, date and mail in postage paid envelope provided.

RUSS BERRIE AND COMPANY, INC.

     The above signed hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished herewith, each dated April 9, 2004.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
PROMPTLY, USING THE ENCLOSED ENVELOPE
IF YOUR ADDRESS HAS CHANGED, OR IF YOU HAVE ANY COMMENTS, PLEASE INDICATE IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.